EXECUTION VERSION
1)(    .,454'4' I:
PURCHASE AGREEMENT
THE WESTAIM CORPORATION as Purchaser
and
KINGSWAY FINANCIAL SERVICES INC.
as Seller
January 25, 2010

TABLE OF CONTENTS
1)()('STOR• 1,45^7-110    (i)
ARTICLE I - INTERPRETATION    1
1.1 Definitions    1
1.2 Gender and Number.     11
1.3 Certain Phrases and Calculation of Time………………………………………….    11
1.4    Headings, etc.      11
1.5    References to the Schedules and Exhibits.     12
1.6    Currency     12
1.7    Knowledge.     12
1.8    Accounting Terms     12
1 .9    Statutory References.      13
1.10 No Presumption.      13
1.1 1 Governing Law.      13
ARTICLE II - PURCHASED SHARES AND PURCHASE PRICE    13
2.1    Purchase and Sale.      13
2.2    Purchase Price.     13
2.3    Investment Portfolio Adjustment.     13
2.4    Payment of the Purchase Price    14
2.5    Adjustment of Purchase Price for Book Value.     14
2.6    KGIC Claims Reserve Guarantee.     16
2.7    Hurontario Property Adjustment
18
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER    19
3.1 Incorporation and Corporate Power     19
3.2    Corporate Authorizations     20
3.3    No Breach of Authorizations, Laws, etc.    20
3.4    No Conflict with Material Contracts    20
3.5    Required Authorizations.     20
3.6    Required Consents.     21
3.7    Execution and Binding Obligation    21
3.8    Authorized and Issued Capital.     21
3.9    Title to Purchased Shares     21
3.10 No Other Agreements to Purchase    21
3.1 1 Dividends and Other Distributions.     22

3.12 Corporate Records.     22
3.13 Qualification.     22
3.14 Conduct of Business in Ordinary Course    22
3.15 Compliance with Laws.     23
3.16 Business Authorizations    24
3.17 Title to the Assets    24
3.18 No Options, etc.      24
3.19 Owned Property.    24

3.20	Leases and Leased Property.	24
3.21	No Breach of Material Contracts.	25
3.22	Subsidiaries and Investments.	25
3.23	The Partnership.	25
3.24	Intellectual Property	26
3.25	Books and Records.	27
3.26	Financial Statements.	27
3.27	No Undisclosed Liabilities	28
3.28	Insurance.	28
3.29	Litigation.	28
3.3	Taxes.	28
3.31	Environmental Matters	29
3.32	Employee Matters.	30
3.33	Employee Benefit Plans.	32
3.34	No Brokers' Fees, etc	33
3.35	Restrictions on Business.	33
3.36	Payments to Agencies.	33
3.37	Required Filings, Reports of Examination and Regulatory Files.	34
3.38	No Loans to Directors, Etc	34
3.39	Contracts or Commitments.	34
3.4	Guarantees	35
3.41	Reinsurance	35
3.42	Assets in Good Condition.	36
3.43	Investments.	36
3.44	Receivables.	37

3.45	Brokers.	37
3.46	KGIC Assumption Reinsurance Transaction	37
3.47	Pennsylvania Proceedings	37
3.48	Seller Resident of Canada.	37
3.49	Privacy Laws	37

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ...38

4.1	Incorporation and Corporate Power	38
4.2	Corporate Authorization.	38
4.3	Reporting Issuer Status.	38
4.4	No Breach of Authorizations, Laws, etc.	38
4.5	No Breach of Contracts	38
4.6	Required Authorizations.	38
4.7	Required Consents.	38
4.8	Execution and Binding Obligation	38
4.9	Litigation	39
4.1	Investment Canada Act.	39
4.1 L	Availability of Funds.	39
4.12	No Brokers' Fees.	39
4.13	Shareholder Commitments	40

ARTICLE; V - COVENANTS OF THE PARTIES    40

5.1    Access for Due Diligence.     40
5.2    Reinvestment of the Investment Portfolio.     40
5.3    Personal Information    40
5.4    Confidentiality.      41
5.5    Conduct of Business Prior to Closing.    41
5.6    Actions to Satisfy Closing Conditions.    43
5.7    Transfer of the Purchased Shares    44
5.8    Request for Consents.     44
5.9    Filings and Authorizations.    44
5.10 Notice of Untrue Representation or Warranty.    45
5.11 Preparation of Tax Returns.    45
5.12 Access to Books and Records.    47
5.13 Director and Officer Indemnities.    47
5.14 Transition Services Agreement    47
5.15 New Lease Agreement.    47
5.16 Termination of Related Party Agreements and Balances.     47
5.17 Termination of Related Party Reinsurance.    48
5.18 Non-Competition and Non-Solicitation.    48
5.19 Corporate Records Deficiencies.     48
5.20 Sale of General Partner.    48
5.21 Environmental Remediation.     49
5.22 Reinsurance re Lincoln General    49
ARTICLE VI - CLOSING    49
6.1    Date, Time and Place of Closing.     49
6.2    Closing Procedures.     49
6.3 Non-Merger    49
ARTICLE VII - CONDITIONS OF CLOSING    50
7.1    Conditions in Favour of the Purchaser    50
7.2    Conditions in Favour of the Seller.      52
ARTICLE VIII - TERMINATION    53
8.1Termination     53
8.2    Effect of Termination    54
8.3    Waiver of Conditions of Closing.     54
ARTICLE IX - INDEMNIFICATION AND REMEDIES    54
9.1    Indemnification By the Seller.      54

9.2    Indemnification by the Purchaser.     55
9.3    Indemnification Procedure: Third Party Claims.    55
9.4    Duty to Mitigate and Subrogation    57

9.5    Interest    58
9.6    Expiry of Liability     58
9.7    Limitations on Liability.     59
9.8    Procedures for Indemnification — Direct Claims.     60
9.9    Exceptions to Indemnification.    60
9.10 Indemnification Sole Remedy    60
9.11    Set Off.    60
9.12 Agency for Non-Parties.     60
ARTICLE X — MISCELLANEOUS    61
10.1 Notices.    61
10.2 Entire Agreement.    62
10.3 Estimates, Projections and Data Room Materials.     62
10.4 Amendments.    63
10.5 Waiver    63
10.6 Severability.     63
10.7 Assignments.    63
10.8 Third Party Beneficiaries.    64
10.9 Time of the Essence.    64
10.10 Expenses.     64
10.11 Further Assurances    64
10.12 Announcements    64
10.13 Counterparts.    65

(iv)

-    DISCLOSURE SCHEDULE
DOYSTOR Id45474J ~1
Section 1.1(ccc)    Investment Portfolio
Section 1.7    Knowledge
Section 2.6    KGIC Claims Reserve Development Calculation
Section 3.3    No Breach of Authorizations, Laws, etc. by Seller
Section 3.6    Required Consents
Section 3.8    Authorized and Issued Capital
Section 3.13    Qualification
Section 3.14    Conduct of Business in Ordinary Course
Section 3.16    Material Authorizations
Section 3.17    Permitted Encumbrances
Section 3.19    Owned Property
Section 3.20    Leases and Leased Property
Section 3.23    The Partnership
Section 3.24(a)    Material IP Rights
Section 3.24(f)    Material Software
Section 3.24(h)    Royalties Payable re Material IP Rights
Section 3.24(i)    Royalties Payable re Material Software
Section 3.26    Financial Statements - Exceptions to GAAP
Section 3.27    Undisclosed Liabilities
Section 3.29    Litigation
Section 3.31(b)    Owned Properties
Section 3.31(c)    Contaminants
Section 3.31(d)    Requirements by any Governmental Authority since January 1, 2007
Section 3.31(0    Material Environmental Reports
Section 3.32(a)    Collective Agreements
Section 3.32(c)    Labour Issues
Section 3.32(g)    Employees
Section 3.32(h)    Employment Agreements
Section 3.33(a)    Employee Plans
Section 3.33(g)    Promises or Commitments to Amend Employee Plans or Establish
New Benefits
Section 3.33(h)    Employee Plan Deficits
Section 3.35    Restrictions on Business
Section 3.39    Contracts or Commitments
Section 3.41    Reinsurance
Section 3.45    Brokers
Section 4.3    No Breach of Authorizations, Laws, etc. by Purchaser
Section 4.6    Required Authorizations by Purchaser
Section 4.9    Litigation
Section 5.16    Termination of Related Party Agreements
Section 5.17    Termination of Related Party Reinsurance
Section 5.20    Partnership Representations
Section 7.1(c)    Required Consents and Authorizations
Section 7.1(j)(v)    Outstanding Liens
Section 9.9(b)    Adjustments

(v)

EXHIBITS

Exhibit 2.2
Exhibit 2.7(c)(ii) -
Exhibit 5.14
Exhibit 5.15
Exhibit 7.1 (j)(xi) - Exhibit 7.2(h)(iv) - Exhibit 7.2(h)(viii) -

Purchase Price Calculation
Terms of New Lease Agreement between the Company and the
1)()(1S11()1Z: 1;4:114 4 10    (vi)
Partnership
Transition Services
Terms of New Lease Agreement between the Seller and the Partnership
Form of Opinion of Counsel to the Seller and the Company
Form or Release from the Company and the Purchaser
Form of Opinion of Counsel to the Purchaser

PURCHASE AGREEMENT
Purchase Agreement dated January 25, 2010. BETWEEN:
THE WESTAIM CORPORATION, a corporation
incorporated under the laws of the Province of Alberta
(the "Purchaser") - and -
KINGSWAY FINANCIAL SERVICES INC., a corporation existing under the laws of the Province of Ontario
(the "Seller")
RECITALS:
A.    The Seller is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Jevco Insurance Company (the "Company").
The Seller wishes to sell all of the issued and outstanding shares in the capital of the Company and the Purchaser wishes to, directly or indirectly through a wholly-owned subsidiary, purchase such shares, on and subject to the terms and conditions set out in this Agreement.
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:
ARTICLE I — INTERPRETATION
1.1    Definitions.
In this Agreement, the following terms have the following meanings:
(a)    "2009 Audited Financial Statements" means the audited financial statements of the Company as at December 31, 2009 including the notes thereto and the report of the Company's auditors.
(11)    "2012 Audited Financial Statements" has the meaning specified in Section
2.6(a).

(C)    "Acquisition Agreements" means the Escrow Agreement, the Transition
Services Agreement and the New Lease Agreements.
d)    "Actual Dividend" means the actual amount of the cash dividend that is to be declared by the Company and paid to the Seller immediately prior to the time of Closing, which dividend is to be for the maximum amount permitted by OSFI that does not exceed the amount of the Estimated Dividend.
(e)    "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (ii) any other Person that owns or controls 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (iii) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.
( f)    "Agreement" means this purchase agreement and the Disclosure Schedule and
Exhibits attached to it, as the same may be amended, restated, replaced, supplemented or novated from time-to-time; and the words "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this purchase agreement.

(g)
"Applicable Interest Rate" means, at any time, the rate of interest per annum equal to the rate which the principal office of the Canadian Imperial Bank of Commerce in Toronto, Ontario quotes, publishes and refers to as its "prime rate" and which is its reference rate of interest for loans in Canadian dollars made in Canada to Canadian borrowers plus 1% per annum, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to a Party or any other Person.

(h)	"Appointed Actuary" means the appointed actuary of the Company, currently Pierre Laurin, Towers Perrin.

(g)
"Assets" means all property and assets of the Company of every nature and kind and wherever located including (i) the Owned Properties and the buildings, improvements and fixtures located thereon, (ii) all machinery, equipment, furniture, accessories and supplies of all kinds, (iii) all trucks, cars and other vehicles, (iv) all accounts receivable of the Company of every nature and kind, whether current or not, (v) the leasehold interest of the Company in and to the Leased Properties and the buildings, improvements and fixtures located thereon, (vi) all IP Rights of the Company, (vii) all Authorizations issued to the Company, (viii) the Leases and all other Contracts binding on the Company, (ix) the Books and Records, and (x) the Corporate Records.

"Assumption Reinsurance Agreement" means the agreement dated as of September 22, 2009 between. KGIC and the Company pursuant to which KGIC ceded, transferred and assigned to the Company all Policy liabilities and all rights and interest of KGIC and to all policies.
(k)    "Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or other authorization issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Authority having jurisdiction over the Person.
(1)    "Book Value" means the amount determined pursuant to OSFI requirements for
"Total Equity" on Schedule 20.20, Line 49 on the P&C-1 Annual Return of the Company,
(in)    "Books and Records" means all books of account, Tax Returns and other Tax records, personnel records, historic documents relating to Employee Plans, sales and purchase records, customer and supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information of the Company (whether in written, electronic or other form) other than the Corporate Records.

(n)	"Business" means the property and casualty insurance business (including, without limitation, the surety business) carried on by the Company as of the date hereof.

(o)	"Business Day" means any day, other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario.

(p)
"Business Transfer Agreement" means the business transfer agreement made as of the 1st day of October, 2009 between KGIC and the Company pursuant to which KGIC ceded, transferred and assigned to the Company certain assets and liabilities of KGIC.

(q)	"Carrying Value" has the meaning specified in 2.7(a).

(r)	"Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement.

(s)	"Closing Date" means the later of: (i) March 26, 2010; or (ii) two (2) Business

Days after receipt of the last of the Competition Act Approval, the Insurance Companies Act Approvals and the TSX Approval, or such earlier or later date as the Parties may agree in writing;

(t)	"Closing Period" means the period between the close of business on the date of this Agreement and the Closing.

3

u)    "Commercially Reasonable Efforts" means the efforts that a prudent person who desires to achieve a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however that this obligation will not require a Person to take any action or actions which could materially and adversely affect the benefits to such Person of this Agreement and the transactions contemplated in this Agreement.

( v)	"Commissioner" means the Commissioner of Competition appointed under the Competition Act.

( w)	"Common Shares" means common shares in the capital of the Company.

(x)
"Commutation Agreement" means, collectively (i) the commutation and release agreement between KGIC and the Company made effective as of October 1, 2009; (ii) the commutation and release agreement between the Company and Kingsway Reinsurance (Bermuda) Ltd. made effective as of October 1, 2009; and (iii) the commutation and release agreement between KGIC and Kingsway Reinsurance (Bermuda) Ltd. made effective as of October 1, 2009.

(y)	"Company" has the meaning specified in the Recitals.
(z)    "Competition Act" means the Competition Act (Canada).
(aa)    "Competition Act Approval" means: (i) the waiting period, including any extension thereof, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with Subsection 113(c) of the Competition Act and, in either case, the Purchaser shall have been advised in writing by the Commissioner that there are not sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and such advice shall have not been rescinded or amended; or (ii) the Commissioner shall have issued an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act.
(bb)    "Confidentiality Agreement" has the meaning specified in Section 5.4.
(cc)    "Consent" has the meaning specified in Section 3.6.
( dd)    "Contracts" means all agreements, arrangements, understandings, commitments and undertakings (whether written, electronic or oral), to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected.
(ee)    "Corporate Records" means the corporate records of the Company, including
(i) all constating documents, articles and by-laws; (ii) all minutes of meetings

-4

and resolutions of shareholders and directors; and (iii) the share certificate books, securities register, register of transfers and register of directors.
(ft)    "Damages" means direct damages including, without limitation, the amount of any loss, liability, obligation, claim, damages (excluding incidental and consequential damages, loss of profits and diminution in value), fines and other penalties, costs, charges or expenses (including costs of investigation and defence and the full amount of all legal fees and other professional fees), suffered by, imposed upon or asserted against an Indemnified Person.
( gg)    "Disclosure Schedule" means the disclosure schedule attached to this
Agreement.
( hh)    "Draft 2009 Audited Financial Statements" has the meaning specified in
Section 2.5(a).
(ii)    "Draft Return" has the meaning specified in Section 5.11(a).
(jj)    "Employee" means any full-time or part-time employee of the Company including any employee on disability (long-term or short-term), workers' compensation or parental or other statutory leave.
(kk)    "Employee Plans" has the meaning specified in Section 3.33(a).
(11)    "Environmental Laws" means all Laws relating to environmental matters including any Laws having as its purpose the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of damage arising therefrom.
( mm) "Escrow Agent" has the meaning specified in Section 2.4(a)(i).
( nn )    "Escrow Agreement" has the meaning specified in Section 2.4(a)(i).
(oo)    "Estimated Dividend" means the maximum amount of the cash dividend that could be declared by the Company and paid to the Seller without causing the MCT of the Company to drop below 220% on December 31, 2009.
(pp)    "Estimated Value" has the meaning specified in Section 2.7(b).
(qq )    "Exhibits" means the exhibits attached to this Agreement.
(rr)    "Facultative Contracts" has the meaning specified in Section 3.41(d).
(ss)    "Final 2009 Audited Financial Statements" has the meaning specified in
Section 2.5(e).

(tt)    "Forward-Looking Information" has the meaning specified in Section 10.3(a).

5
NWSIOR Ii45474

(uu)    "GAAP" means, at any time, accounting principles generally accepted in
Canada including those recommended or approved by the Canadian Institute of Chartered Accountants at the relevant time, consistently applied.
(vv)    "General Partner" means 7120 Hurontario Street Inc.
(ww) "Governmental Authority" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign; (ii) any subdivision or authority of any of the above; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.
(xx)    "Hurontario Property" means the property located at 7120 Hurontario Street,
Mississauga, Ontario.
(yy)    "Indemnified Person" has the meaning specified in Section 9.3(a).
(zz)    "Indemnifying Party" has the meaning specified in Section 9.3(a).
(aaa) "Insurance Companies Act Approvals" has the meaning specified in Section 7.1(g).
(bbb) "Interim Financial Statements" means the unaudited balance sheet of the Company dated as of the Reference Date and the accompanying unaudited statements of income and cash flow for the nine-month period ended on the Reference Date, together with all notes in respect thereof.
(ccc) "Investment Portfolio" means the investments of the Company as of December 31, 2009 as set out in Section 1.1(ccc) of the Disclosure Schedule.
(ddd) "IP Rights" means (i) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), and including all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, improvement patents, divisions, renewals, reissues, confirmations, counterparts, re-examinations and extensions thereof, (ii) all trade-marks, service marks, trade dress, trade names, logos, domain names and corporate names, whether registered or existing at common law, (iii) all registered and unregistered statutory and common law copyrights and industrial designs, and (iv) all registrations, applications and renewals for any of the foregoing.
(eee) "KGIC" means Kingsway General Insurance Company.

(fff)    "KGIC Actuarial Opinion" has the meaning specified in Section 2.6(a).
(ggg) "KGIC Actuarial Reports" has the meaning specified in Section 2.6(a).

6-

(hhh) "KGIC Claims" means those claims arising directly from an event occurring on or before December 31, 2009 relating to (i) the business of KGIC assumed by the Company on October 1, 2009 pursuant to an assumption reinsurance transaction as approved by OSFI; and (ii) the K-Plus insurance product written by the Company.
(iii)    "KGIC Claims Reserves" means the unpaid claims and adjustment expense reserves for the KGIC Claims.
(jjj)    "KGIC Claims Reserve Development" has the meaning specified in Section
2.6(a), and as calculated in accordance with Schedule 2.6.
(kkk) "Laws" means any and all (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees,, rules, regulations and municipal by-laws; (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (iii) policies, guidelines and protocols to the extent they have force of law.
(Ill)    "Leased Properties" means the lands and premises set out and described in
Section 3.20 of the Disclosure Schedule by reference to their municipal address and proper legal description.
(mmm) "Leases" means the leases and offers to lease in respect of the Leased Properties set out and described in Section 3.20 of the Disclosure Schedule.
(nnn) "Lien" means (i) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement, and (ii) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.
(ooo) "Material Adverse Effect" means, with respect to any event, matter or circumstance, an effect that is materially adverse to the business, operations or condition (financial or otherwise) of the Company other than any effect resulting from (i) changes in general economic conditions affecting the Company and the industry in which the Company operates, (ii) changes in applicable Laws, (iii) changes in GAAP, (iv) this Agreement, or the Acquisition Agreements, or the completion of the transactions contemplated in this Agreement and the Acquisition Agreements, or (v) departures of Employees as a result of the decision to sell the Company.
(ppp) "Material Authorizations" has the meaning specified in Section 3.16.

((qqq) "Material Contracts" means (i) any continuing Contract to which the Company is a party for the purchase of materials, equipment or services involving in the case of any such Contract more than $100,000 over the life of the Contract, (ii) any Contract to which the Company is a party that expires, or may be renewed

7-

at the option of any Person other than the Company so as to expire, more than one (1) year after the date of this Agreement, (iii) any promissory note, loan agreement or other Contract to which the Company is a party for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, (iv) any Contract to which the Company is a party for capital expenditures in excess of $100,000 in the aggregate, (v) any material confidentiality, secrecy or non-disclosure Contract to which the Company is a party or any Contract to which the Company is a party which materially limits the freedom of the Company to engage in any line of business or compete with any Person, (vi) any Contract of the Company with any Person with whom the Company does not deal at arm's length within the meaning of the Tax Act, (vii) the Employee Plans, (viii) the Leases, (ix) any joint venture or partnership agreements, (x) any written arrangements with brokers, and (xi) the Reinsurance Treaties.
(rrr) "Material Environmental Reports" has the meaning specified in Section 3.31(0.
(sss)    "Material IP Rights" has the meaning specified in Section 3.24(a).
( ttt)    "Material Software" has the meaning specified in Section 3.24(f).
(uuu) "MCT" means the minimum capital for a federally regulated property and casualty insurance company determined in accordance with OSFI requirements.
(vvv) "Montreal Building Study" means the environmental study commissioned by the Company in respect of the building located at 5220 Decarie Boulevard, Montreal, Quebec.
(www) "New Lease Agreements" means the new lease agreement to be entered into between the Company and the Partnership as described in Section 2.7(c)(ii) and the new lease agreement to be entered into between the Seller and the Partnership as described in Section 5.15.
(xxx) "Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the Person or its business, as the case may be.
(yyy) "OSFI" means the Office of the Superintendent of Financial Institutions Canada.
(zzz) -Owned Properties" means the lands and premises set out and described in Section 3.19 of the Disclosure Schedule by reference to their municipal address and proper legal description.

8-

(aaaa) "Parties" means the Seller and the Purchaser and "Party" refers to any one of them.
( bbbb) "Partnership" means 7120 Hurontario Limited Partnership.
(cccc) "Partnership Agreement" means the limited partnership agreement with respect to the Partnership.
(dddd) "Permitted Encumbrances" means (i) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent; (ii) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property; (iii) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws; and (iv) Liens set out and described in Section 3.17 of the Disclosure Schedule but only to the extent such Liens conform to their description in such Disclosure Schedule.
(ecee) "Person" means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.
(11ff)    "Personal Information" means information that is protected by any Privacy
Laws.
(gggg) "Prior Year Financial Statements" means the Company's audited (a) income statement, statement of retained earnings and cash flow statements for each of the financial years ended December 31, 2006, 2007 and 2008, (b) balance sheet as at December 31, 2007 and 2008, and (c) together with all notes in respect thereof.
(hhhh) "Privacy Laws" means the Personal Information Protection and Electronic Documents Act (Canada) and any similar Laws governing the protection of personal information.
(iiii)    "Purchase Price" has the meaning specified in Section 2.2.
(jjjj )    "Purchased Shares" means all of the issued and outstanding Common Shares.
(kkkk) "Purchaser" has the meaning specified above the Recitals.
(1111)    "Purchaser Indemnified Persons" has the meaning specified in Section 9.1.
(mmmm)    "Reference Date" means September 30, 2009.

9-

(nnnn) "Reinsurance Treaties" has the meaning specified in Section 3.41(b). (oooo) "Reinsurers" has the meaning specified in Section 3.41(e).
(PPPP) "Required Consents and Authorizations" means those Consents and Authorizations set out and described in Section 7.1(c) of the Disclosure Schedule.
(qqqq) "Sale Price" has the meaning specified in Section 2.7(c)(iv)(A).
(rrrr)    "Seller" has the meaning specified above the Recitals.
(ssss) "Seller Indemnified Persons" has the meaning specified in Section 9.2.
( tttt)    "Tax Act" means the Income Tax Act (Canada), as amended.
(uuuu) "Tax Benefit" has the meaning specified in Section 9.4(c).
(vvvv) "Taxing Authority" means the Receiver General for Canada and any other Governmental Authority having taxing authority and their respective successors, if any.
(wwww)"Tax Proceeding" has the meaning specified in Section 9.3(b).
(xxxx) "Tax Returns" means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.
(Yy yy) "Taxes" includes any taxes, duties, assessments, imposts, levies imposed by any Taxing Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Taxing Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping and all employment insurance, health insurance and Canada and other government pension plan and other employer plan premiums, contributions or withholdings.
(zzzz) "Third Party Claim" has the, meaning specified in Section 9.3(a).
(aaaaa) "Transaction Documents" means the Acquisition Agreements and all other agreements, certificates and other instruments or documents delivered or given pursuant to this Agreement.

10-

(bbbbb) "Transaction Personal Information" means Personal Information in the possession, custody or control of the Seller or the Company on the Closing Date, including Personal Inthrmation about the employees, suppliers, customers, directors, officers or shareholders that is:

(i)	disclosed to the Purchaser or its representatives prior to the Closing Date by the Seller, the Company or their representatives or otherwise; or

(ii)	collected by the Purchaser or its representatives prior to the Closing Date from the Seller, the Company or their representatives or otherwise, in either case in connection with the transactions contemplated by this Agreement.
(ccccc) "Transition Services Agreement" has the meaning specified in Section 5.14.
(ddddd) "TSX Approval" means receipt by the Purchaser of a conditional approval letter from the Toronto Stock Exchange in respect of the financing for the transaction provided for herein.
1.2 Gender and Number.
Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.
1.3    Certain Phrases and Calculation of Time.
(a)    In this Agreement (i) the words "including" and "includes" mean "including (or includes) without limitation"; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and if the last day of any such period is not a Business Day, such period will end on the next Business Day.
When calculating the period of time "within" which or "following" which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.
1.4    Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.5    References to the Schedules and Exhibits.
( a )    The Disclosure Schedule and the Exhibits form an integral part of this
Agreement.
( b )    Any disclosure made in any section of the Disclosure Schedule with respect to a specific representation or warranty which may be applicable to other representations and warranties is deemed to have been made with respect to all such representations and warranties regardless of whether or not there is a specific cross-reference.

(c)
Matters reflected in the Disclosure Schedule are not necessarily limited to those matters required by this Agreement to be reflected in such Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

(d)	The Disclosure Schedule and the information contained in it do not constitute or imply, and will not be construed as:

(i)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)	an admission of any liability or obligation of the Seller;

(iii)	an admission that the information is material; or

(iv)	a standard of materiality or a standard for what is or is not in the Ordinary Course or what does or does not constitute Commercially Reasonable Efforts.
1.6 Currency.
All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in Canadian currency.
1.7 Knowledge.
Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of the Seller, it is deemed to refer to the actual knowledge (after reasonable Inquiry) of those Persons listed in Section 1.7 of the Disclosure Schedule.
1.8    Accounting Terms.

All accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with GAAP in effect as of December 31, 2009.

DM( S101 I ;-15-474,

1.9    Statutory References.
Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute.
1.10 No Presumption.
The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the Transaction Documents are to be construed as if drafted jointly by the Parties. No presumption or burden of proof will arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the Transaction Documents.
1.11 Governing Law.
(a)    This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles.
b )    Each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario and waives objection to the venue of any proceeding in such court.
ARTICLE II — PURCHASED SHARES AND PURCHASE PRICE
2.1    Purchase and Sale.
Subject to the terms and conditions of this Agreement, the Seller covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase and acquire from the Seller on the Closing Date, the Purchased Shares.
2.2    Purchase Price.
The purchase price (the "Purchase Price") payable by the Purchaser to the Seller for the Purchased Shares shall be equal to an amount calculated as follows:

(a)	94.5% of the difference between Book Value and the Estimated Dividend; plus

(b)	100% of the amount by which the Estimated Dividend exceeds the Actual Dividend, subject to adjustment in accordance with Sections 2.3, 2.5, 2.6 and 2.7. To evidence the intent of the Parties, an example of the Purchase Price calculation is set out in Exhibit 2.2.
2.3    Investment Portfolio Adjustment.
On the Closing Date, the Seller shall deliver to the Purchaser a certificate setting out the market value of the Investment Portfolio on the Closing Date and the Purchase Price shall be adjusted

')()(    4 U)

upward (or downward) by an amount equal to 94.5% of the amount by which the market value of the Investment Portfolio on the Closing Date exceeds (or is less than) the market value of the Investment Portfolio as at December 31, 2009. If the Purchaser disputes the market value of the Investment Portfolio as set out in the certificate of the Seller, the Parties will work expeditiously and in good faith in an attempt to resolve such dispute within a period of ten (10) Business Days after the Closing Date, failing which the dispute will be submitted for final and binding determination to an independent national firm of chartered accountants in accordance with the process described in Section 2.5.
2.4    Payment of the Purchase Price.
(a)    At the Closing, the Purchaser shall pay the Purchase Price as adjusted pursuant to Section 2.3, as follows:

(i)
as to $20,000,000 by wire transfer payable to or to the order of an independent escrow agent to be agreed upon by the Parties prior to Closing, in trust (the "Escrow Agent") to be held by the Escrow Agent in escrow in accordance with the terms and conditions of an escrow agreement to be entered into between the Parties and the Escrow Agent prior to Closing substantially in the form attached as Exhibit 2.4(a)(i) (the "Escrow Agreement") pending final adjustment of the Purchase Price in accordance with the provisions of Section 2.5;

(ii)
as to $5,000,000 by wire transfer payable to or to the order of the Escrow
Agent in trust, to be held by the Escrow Agent in escrow in accordance with the terms and conditions of the Escrow Agreement pending final determination of the Final 2009 Audited Financial Statements in accordance with the provisions of Section 2.5;

(iii)
as to $7,500,000 by wire transfer payable to or to the order of the Escrow
Agent in trust, to be held by the Escrow Agent in escrow in accordance with the terms and conditions of the Escrow Agreement pending adjustments to the Purchase Price in accordance with the provisions of Section 2.7; and

(iv)	as to the balance of the Purchase Price by wire transfer of immediately available funds as directed by the Seller, in writing.
b    For the purposes of any wire transfers contemplated in this Agreement, each of the Seller and the Purchaser shall give notice to the other prior to Closing of the particulars of accounts into which funds are to be wired.
2.5 Adjustment of Purchase Price for Book Value.

(a)    The Seller shall cause the Company to prepare and deliver to the Seller and the
Purchaser as soon as possible following execution of this Agreement and not later than February 20, 2010, draft 2009 Audited Financial Statements of the
Company (the "Draft 2009 Audited Financial Statements"), together with a draft auditor's report thereon. The Draft 2009 Audited Financial Statements will be prepared in accordance with GAAP. The Purchaser shall have an opportunity to review drafts of the Draft 2009 Audited Financial Statements and the draft reports of the Appointed Actuary and auditor thereon prior to finalization and to consult with the Company and the Seller, and with the Appointed Actuary and the auditor of the Company, with respect to the preparation of the Draft 2009 Audited Financial Statements and the draft reports of the Appointed Actuary and the auditor.

14-
DOCS FOR, t+,15471

(b)
The Seller will provide the Purchaser and its auditors access, upon every reasonable request, to all working papers of the Company, the Company's auditors and their actuarial experts and the Appointed Actuary, all accounting books and records of the Company and the appropriate personnel. As soon as possible following receipt of the Draft 2009 Audited Financial Statements, the Purchaser will notify the Seller in writing if it has any objections. If the Purchaser does not notify the Seller that it has an objection within five (5) days of receipt, the Purchaser will be deemed to have accepted the Draft 2009 Audited Financial Statements and the Draft 2009 Audited Financial Statements will be deemed to be the Final 2009 Audited Financial Statements.

(c)
If the Purchaser disputes the Draft Audited Financial Statements and the Parties
are unable to resolve the Purchaser's objections and agree upon the Draft 2009 Audited Financial Statements on or before February 25, 2010, the Seller shall cause the Draft 2009 Audited Financial Statements prepared by the Company to be finalized by the Company and filed by the Company with OSFI within the time period prescribed. Notwithstanding such filing, the Parties will thereafter work expeditiously and in good faith in an attempt to resolve such dispute within a further period of twenty (20) days after the date of notification by the Purchaser to the Seller of such dispute, failing which the dispute will be submitted for determination to an independent national firm of chartered accountants mutually agreed to by the Seller and the Purchaser (and, failing such agreement within a further period of two (2) Business Days, such independent national firm of chartered accountants will be a Canadian office of PricewaterhouseCoopers LLP, or if such firm is unable to act, a Canadian office of Ernst & Young LLP. The determination of the accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. For these purposes, the appointed accountants are acting as experts and not as arbitrators.

(d)
The Seller and the Purchaser will each bear the fees and expenses of their respective auditors in preparing or reviewing, as the case may be, the Draft 2009 Audited Financial Statements. If a national firm of chartered accountants is retained to resolve a dispute, the costs and expenses of such firm will be borne equally by the Seller and the Purchaser. However, the Seller and the Purchaser will each bear their own costs in presenting their respective cases to such firm.

IN 'S TO k 7454-4\

(e)
The Draft 2009 Audited Financial Statements, together with the auditor's report, filed with OSFI by the Company pursuant to Section 2.5(c) shall, in the absence of an objection by the Purchaser, be the final 2009 Audited Financial Statements (the "Final 2009 Audited Financial Statements"). If the Purchaser has objected to the Draft 2009 Audited Financial Statements in accordance with the provisions of Section 2.5(c), then the Final 2009 Audited Financial Statements shall be, as applicable, the Draft 2009 Audited Financial Statements agreed to by the Parties pursuant to Section 2.5(c) or the Draft 2009 Audited Financial Statements as determined by the independent accounting firm pursuant to Section 2.5(c). Such Final 2009 Audited Financial Statements are final and binding upon the Parties and are not subject to appeal, absent manifest error.

(f)
Following Closing, the Purchase Price will be increased or decreased, as the case may be, dollar-for-dollar, to the extent that the Book Value as determined from the Final 2009 Audited Financial Statements is more or less than the Book Value in the Draft 2009 Audited Financial Statements. Notwithstanding any other provisions herein, the I3ook Value figure determined from the Final 2009 Audited Financial Statements shall include a provision of $4 million to reflect vacation accrual and uncertainty relating to loss transfer / subrogation rights of the Company. To the extent that the $4 million provision is not reflected in the Final 2009 Audited Financial Statements, an adjustment shall be made accordingly to the Purchase Price on a dollar-for-dollar basis.

( g)    If there is a decrease in the Purchase Price, the Seller must pay to the Purchaser by bank draft or wire transfer, within two (2) Business Days, the amount by which the original Purchase Price exceeds the decreased Purchase Price.
(h)    If there is an increase in the Purchase Price, the Purchaser must pay to the Seller within two (2) Business Days, the amount by which the increased Purchase Price exceeds the original Purchase Price.
I)    The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.5 do not limit or affect any other rights or causes of action which either the Purchaser or the Seller may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.
2.6    KGIC Claims Reserve Guarantee.
( a)    No later than February 28, 2013, the Purchaser shall deliver to the Seller the audited financial statements of the Company as at and for the year ended December 31, 2012 (the "2012 Audited Financial Statements"), together with the auditor's report thereon and an opinion from the Appointed Actuary

(the "KGIC Actuarial Opinion") as well as the supporting actuarial reports prepared by the Appointed Actuary (the "KGIC Actuarial Reports") setting out, as at December 31, 2012, the development in the KGIC Claims Reserves from December 31, 2009 until December 31, 2012 calculated in accordance with

1)( )( S    )1    I .-1.5-17-1\11)

Schedule 2.6 (the "KGIC Claims Reserve Development"). The 2012 Audited Financial Statements will be prepared in accordance with GAAP.

(b)
The Purchaser will provide the Seller, its auditors and actuaries access, upon every reasonable request, to all work papers of the Company and the Company's auditors and actuaries, accounting books and records of the Company and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the 2012 Audited Financial Statements, the KGIC Actuarial Opinion and the KGIC Actuarial Reports. Within thirty (30) days following receipt of the 2012 Audited Financial Statements, the KGIC Actuarial Opinion and the KGIC Actuarial Reports, the Seller will notify the Purchaser in writing if it has any objections to the calculation of the KGIC Claims Reserve Development. The notice of objection must contain a statement describing the basis of each of the Seller's objections and each amount in dispute. The Seller is deemed to have accepted the KGIC Actuarial Opinion if it does not notify the Purchaser of its objection within the specified period of thirty (30) days.

(c)
If the Seller disputes the KGIC Claims Reserve Development, the Parties will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of twenty (20) days after the date of notification by the Seller to the Purchaser of such dispute, failing which the dispute will be submitted for determination to an independent actuary mutually agreed to by the Seller and the Purchaser and, failing such agreement, within a further period of two (2) Business Days, a Canadian office of Ernst & Young LLP if PricewaterhouseCoopers LLP is appointed as accountant in accordance with Section 2.5(c), or alternatively a Canadian office of PricewaterhouseCoopers LLP if Ernst & Young LLP is unable to be appointed as accountant in accordance with Section 2.5(c). The determination of the independent actuary will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. For these purposes, the appointed independent actuary is acting as an expert and not as an arbitrator.

(d)
The Seller ~ and the Purchaser will each bear the fees and expenses of their respective auditors and actuary in preparing or reviewing, as the case may be, the 2012 Audited Financial Statements, the KGIC Actuarial Opinion and the KGIC Actuarial Reports. If an independent actuary is retained to resolve a dispute, the costs and expenses of such person will be borne equally by the Seller and the Purchaser. However, the Seller and the Purchaser will each bear their own costs in presenting their respective cases to such person.

(e)
Immediately following the thirty (30) day period referred to in Section 2.6(b) or the resolution of any dispute in accordance with Section 2.6(c), the Purchaser will deliver to the Seller a statement of the final KGIC Claims Reserve Development (the "Final KGIC Claims Reserve Development"). Such Final

KGIC Claims Reserve Development is final and binding upon the Parties and is not subject to appeal, absent manifest error.

)0( 'ti 1( )IL    4.,11)

(f)    The Purchase Price will be decreased as follows:

(i)	$1.00 for every $1.00 of adverse KGIC Claims Reserve Development up to $5 million; and

(ii)	$0.75 for every $1.00 of adverse KGIC Claims Reserve Development from $5 million to $25 million.
(g)    The Purchase Price will not be decreased for any adverse KGIC Claims Reserve
Development in excess of $25 million.
(h)    The Seller and the Purchaser shall, within two (2) Business Days after delivery of the Final KGIC Claims Reserve Development, deliver to the Escrow Agent a certificate (the "Release Certificate") signed by both of them, certifying:
(i)    the Purchase Price, as adjusted;
(ii)    the amount by which the Purchase Price has been decreased; and
(iii) the payments to be made by the Escrow Agent.
(1)    If the decrease in the Purchase Price is less than or equal to the original amount held in escrow, the amount of such decrease (together with any accrued interest on such amount) must be paid to the Purchaser by the Escrow Agent within two (2) Business Days after receipt by it of the Release Certificate. The balance in the escrow account, if any, must be paid to the Seller.
(j)    Notwithstanding anything contained in this Agreement, and for greater certainty, in no event shall the Purchase Price be decreased by an amount in excess of $20,000,000 for any KGIC Claims Reserve Development.
(k))    The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.6 do not limit or affect any other rights or causes of action which either the Purchaser or the Seller may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.
2.7    Hurontario Property Adjustment.

(a)
On Closing, the Purchaser will acquire 100% of the Book Value of the Company and accordingly will pay 94.5% of the carrying value of the Hurontario Property as reflected in the 2009 Annual Financial Statements (the "Carrying Value").

(b)	On the date hereof, the Purchaser estimates the market value of the Hurontario Property to be not more than $29.5 million (the "Estimated Value").

)( Mk x >=i741O

(c)    To allow the Seller time to market and sell the Hurontario Property, the
Purchaser and the Seller agree as follows:
(i)    notwithstanding the Closing, the Seller will have until December 31,
2010 to market and sell the Hurontario Property on terms satisfactory to the Purchaser and the Seller, acting reasonably;
(ii)    as an inducement to prospective purchasers, the Purchaser and the Seller hereby acknowledge and agree that the Purchaser and the Seller shall cause the Company and the Partnership to enter into a New Lease Agreement substantially on the terms set out on Exhibit 2.7(c)(ii);
(iii) each of the Seller and the Purchaser agree to co-operate with each other and to take all such reasonable actions as are necessary to give more fulsome effect to the covenants set out in this Section 2.7, including, without limitation the execution of all deeds of title, instruments of conveyance, releases, and such other documents as are necessary to complete the transaction contemplated herein;
(iv) in the event that on or prior to December 31, 2010, the Hurontario Property is sold, the Purchase Price shall be adjusted as follows:

(A)
the Purchase Price shall be reduced by $0.945 for every $1.00 by which the Carrying Value exceeds the sale price (the "Sale Price") (however, in no event shall the Purchase Price be reduced by an amount that is greater than the difference between Carrying Value and the Estimated Value; and

(B)	the Purchase Price shall be increased by $0.945 for every $1.00 by which the Sale Price exceeds the Carrying Value; and
(v)    in the event that on or prior to December 31, 2010, the Hurontario
Property is not sold, the Purchase Price shall be reduced by $0.945 for every $1.00 by which the Carrying Value exceeds the Estimated Value.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares:
3.1    Incorporation and Corporate Power.
The Company is a federal company continued and existing under the Insurance Companies Act (Canada) and the Seller is a company formed, organized and existing under the laws of the Province of Ontario. Each of the Company and the Seller has the corporate power and authority to own and operate its property and assets, including its partnership interests of the Partnership, carry on its business and enter into and perform its obligations under this Agreement, the Partnership Agreement and each of the Acquisition Agreements to which it is a party.

HO( SIOR 1),I4474 I()

3.2    Corporate Authorizations.
The execution, delivery and performance by the Seller or the Company, as the case may be, of this Agreement and each of the Acquisition Agreements to which it is a party:
{a)    have been duly authorized by all necessary corporate action on the part of the
Seller or the Company, as the case may be; and
(h)    do not (or would not with the giving of notice or the passage of time) result in a breach or a violation of, or conflict with, any of its constating documents or by-laws or any shareholders' agreement to which it is a party.
3.3    No Breach of Authorizations, Laws, etc.
Except as set out in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Seller or the Company, as the case may be, of this Agreement and each of the Acquisition Agreements to which it is a party do not (or would not with the giving of notice or the passage of time):

(a)
result in a breach or a violation of, or cause the termination or revocation of, any
Material Authorization held by the Seller or the Company or necessary to the ownership of the Purchased Shares, the use of the Assets or the operation of the Business;

(b)	result in a breach or a violation of any judgment, judicial order or decree of any Governmental Authority; or

(c)	assuming the filings, notices and Authorizations referred to in Section 3.5 are duly and timely made or obtained, result in a breach or a violation of any Law applicable to the Seller or the Company.
3.4    No Conflict with Material Contracts.
The execution, delivery and performance by the Seller or the Company, as the case may be, of this Agreement and each of the Acquisition Agreements to which it is a party do not (or would not with the giving of notice or the passage of time) result in a breach or a violation of any Material Contract.
3.5    Required Authorizations.
Other than Competition Act Approval and the Insurance Companies Act Approvals, there is no requirement for the Seller or the Company to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Acquisition Agreements to which it is a party.

DO( SIOR8-1c474 10

3.6    Required Consents.
There is no requirement for the Seller or the Company to make any filing with, give any notice to, or obtain any consent, approval, waiver or other similar authorization of, any Person who is a party to a Material Contract as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Acquisition Agreements to which it is a party except for the filings, notifications, consents, approvals, waivers and other authorizations set out in Section 3.6 of the Disclosure Schedule (collectively, the "Consents").
3.7    Execution and Binding Obligation.
This Agreement and each of the Acquisition Agreements to which the Seller or the Company is a party have been (or will be) duly executed and delivered by the Seller or the Company, as the case may be, and constitute (or will constitute on the Closing Date) legal, valid and binding obligations of the Company or the Seller, as the case may be, enforceable against such Person in accordance with their respective terms.
3.8    Authorized and Issued Capital.
(a)    The authorized capital of the Company consists of an unlimited number of
Common Shares of which 194,257 Common Shares have been duly issued and are outstanding as fully paid and non-assessable. The Purchased Shares represent all of the issued and outstanding shares in the capital of the Company. All of the Purchased Shares have been issued in compliance with all applicable Laws (including securities Laws).
(b))    Except as set out in Section 3.8 of the Disclosure Schedule, no resolution or consent of the directors or shareholders of the Company is required to authorize or approve the transfer of the Purchased Shares to the Purchaser or any of the other transactions contemplated in this Agreement or any of the Acquisition Agreements.
3.9    Title to Purchased Shares.
The Purchased Shares are owned by the Seller as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens.
3.10 No Other Agreements to Purchase.
Except for the Purchaser's rights under this Agreement and as otherwise contemplated by this Agreement, no Person has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a)	the purchase or acquisition from the Seller of any of the Purchased Shares; or

(b)	the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Company.

f )0CSTOR: 1845474\10

3.11 Dividends and Other Distributions.
Since the Reference Date, and except for the Actual Dividend contemplated by this Agreement, the Company has not declared or paid any dividends or declared or made any other distribution on any of its shares or any of its other securities and has not redeemed, purchased or otherwise acquired any of its shares or any of its other securities.
3.12 Corporate Records.
The Corporate Records are complete and accurate in all material respects and all material corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in material compliance with all applicable Laws and with the articles and by-laws of the Company. True and complete copies of the Corporate Records have been made available to the Purchaser.
3.13 Qualification.
The Company is qualified, licensed or registered to carry on the Business in the jurisdictions set out in Section 3.13 of the Disclosure Schedule.
3.14 Conduct of Business in Ordinary Course.
Except as set out in Section 3.14 of the Disclosure Schedule, and except as otherwise contemplated in this Agreement, since the Reference Date, the Business has been carried on in the Ordinary Course and the Company has not entered into any Contract, commitment or transaction other than in the Ordinary Course.
Without limiting the generality of the foregoing, the Company has not (other than as set out in Section 3.14 of the Disclosure Schedule):
(a)    experienced any change in the financial condition, assets, liabilities, or business of the Company except in the Ordinary Course, which individually and in the aggregate has not had a Material Adverse Effect on the Company or the Business, or experienced any condition, event or circumstance except in the Ordinary Course, which individually and in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or the Business;
(h)    effected any non-arm's length transactions or payments, including transactions with or payments to any shareholder, director, officer or employee of the Company not dealing at arm's length (as that term is defined in the Tax Act) with the Company, except in the Ordinary Course;
i)    incurred or paid any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course;

ii)    granted or suffered any Lien upon any of the Assets other than Permitted
Encumbrances;

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sold, transferred or otherwise disposed of any Assets material to the Business, except in the Ordinary Course;
made any capital expenditures or commitments to do so which individually exceeded $100,000 or exceeded $1,000,000 in the aggregate;
created any indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the obligation of any Person;
(h)    written-off as uncollectible any accounts receivable or other indebtedness except in the Ordinary Course, none of which individually or in the aggregate is material to the Company;
compromised, settled or waived any claim or right of substantial value to the Company or the Business, except in the Ordinary Course;
made any change in any method of accounting, auditing, actuarial, investment or underwriting policies, practices or procedures of the Company;
(k)    amended its capital structure, constating documents or by-laws;
(I)    cancelled or waived any material claims or rights, other than in respect of claims against the property and casualty insurance contracts, policies, endorsements, binders and certificates of the Company;

(m)	made any payments or commitments to make payments to or on behalf of any brokers (except as contemplated in this Agreement);

(n)	made any material changes in its relationships with brokers or Reinsurers (other than the Seller and its Affiliates and, except as contemplated in this Agreement);

(o)	suffered any extraordinary loss, damage or destruction, whether or not covered by insurance;

(p)	removed or appointed any auditor, actuary or director of the Company or terminated the employment of any officer or other senior Employee (except as contemplated in this Agreement);
(y)    authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing; or
r)    issued any securities of the Company to any Person.
3.15 Compliance with Laws.
The Company is conducting the Business in compliance with all material applicable Laws in all material respects.

ool S1012,',45-17-4\111

3.16 Business Authorizations.
The Company owns, possesses or lawfully uses in the operation of the Business, all Authorizations which are necessary for it to conduct the Business or for the ownership and use of the Assets. All Authorizations material to the Company or the Business are set out in Section 3.16 of the Disclosure Schedule (the "Material Authorizations").
3.17 Title to the Assets.
The Company owns (with good title), leases, or licenses the property and Assets that are material to the Business free of all Liens except for Permitted Encumbrances. Such Assets are reflected as being owned, leased or licensed by it in the Books and Records and include all rights and property necessary to conduct the Business after the Closing substantially in the same manner as it was conducted prior to the Closing. The Business is the only business operation carried on or proposed by the Seller to be carried on by the Company.
3.18 No Options, etc.
No Person has any written agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or other acquisition from the Company of any material Assets other than pursuant to the Material Contracts.
3.19 Owned Property.
The Company has good and marketable title to the Owned Properties set out in Section 3.19 of the Disclosure Schedule free and clear of all Liens other than Permitted Encumbrances. The Company is not the owner of any real property other than the Owned Properties. To the knowledge of the Seller, none of the buildings or structures located on the Owned Properties are in need of any maintenance or repairs of a material nature outside of the Ordinary Course and to the Seller's knowledge, the electrical, mechanical, plumbing, heating air-conditioning, ventilation and security systems serving the buildings on the Owned Properties are in good working order in all material respects. To the knowledge of the Seller, no condemnation, rezoning or expropriation proceeding is pending against any of the Owned Properties.
3.20 Leases and Leased Property.
The Company is not a party to any material lease with respect to real property other than the Leases, true, correct and complete copies of which have been provided to the Purchaser. To the Seller's knowledge, each Lease is in good standing in all material respects. With respect to each Lease where the Company is tenant:
a)    all material amounts of rents and additional rents have been paid when due; and
(h)    to the knowledge of the Seller, there exists no default on the part of the
Company.

DO('S TOR 1,45474.,10

Section 3.20 of the Disclosure Schedule contains a list of all of the Leases setting out, in respect of each Lease, the identity of the lessor and the lessee, a description of the Leased Premises (by municipal address and proper legal description), the term of the Lease, the rental payments under the Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment or change of control of the Company.
3.21 No Breach of Material Contracts.
Copies of all Material Contracts have been made available to the Purchaser. To the knowledge of the Seller, each of the Material Contracts is in full force and effect in all material respects, the Company is not in breach in any material respect of any of its material obligations thereunder and the Company is entitled to all material benefits under each Material Contract.
3.22 Subsidiaries and Investments.
Except as contained in the Investment Portfolio of the Company and the partnership interests in the Partnership owned by the Company, the Company does not own any subsidiaries or any shares in the capital of any other corporations, nor has it agreed to acquire any subsidiaries or any shares in the capital of any other corporations or any ownership interest in any Person or to acquire or lease any other business operations.
3.23 The Partnership.
Except as set out in Section 3.23 of the Disclosure Schedule:

(a)	the Company owns all rights, title and interest in and to all of the issued and outstanding limited partnership units in the Partnership and is the sole limited partner in the Partnership;

(b)	the Seller owns all of the issued and outstanding shares in the capital of the General Partner, the general partner of the Partnership;
c)    the General Partner is the sole general partner in the Partnership and is incorporated and existing under the laws of the Province of Ontario and has the comparable power and authority to own its property and assets, to conduct its business as presently conducted, including the business of the Partnership, and to enter into and perform its obligations under the Partnership Agreement;
d)    the Partnership is the beneficial owner of all right, title and interest in the
Hurontario Property;
(e) the General Partner is the registered and legal owner of the Hurontario Property;
f)    the Partnership is duly formed, registered and existing under the laws of Ontario and no steps have been taken with respect to the dissolution, liquidation or termination of the Partnership; and

25 -
nt~csr<)K S4.S47-1,

(g)    a declaration in respect of the Partnership has been duly filed in accordance with applicable Laws and all information in the registered declaration is true and correct.
3.24 Intellectual Property.
(a)    Section 3.24(a) of the Disclosure Schedule sets out a true, correct and complete list of

(i)	all of the IP Rights owned by the Company which are material to the Business; and

(ii)	all licenses or similar agreements to which the Company is a party, either as licensee or licensor, with respect to IP Rights which are material to the Business.
(collectively, the "Material IP Rights").
(b)    The Company is the exclusive owner of all right, title and interest in and to, or possesses the right (exclusive or non-exclusive) to use, the Material IP Rights, free and clear of all Liens other than Permitted Encumbrances. The Company has not assigned, licensed or otherwise conveyed any of the Material IP Rights.
c)    To the knowledge of the Seller, the Material IP Rights are in full force and effect. To the knowledge of the Seller, there are no disputes with respect to any of the Material IP Rights listed in Section 3.24(a) of the Disclosure Schedule. To the knowledge of the Seller, no Person is infringing upon any of the Material IP Rights owned by the Company.

(d)
The Company has the right and authority to use, and to continue to use after the
Closing Date, the Material IP Rights in connection with the conduct of the Business in the manner presently conducted, and to the Seller's knowledge, such use or continuing use does not infringe upon or violate any rights of any other Person. To the Seller's knowledge, all licenses to which the Company is a party relating to the Material IP Rights, true and complete copies of which have been made available to the Purchaser, are in good standing, binding and enforceable in accordance with their respective terms and no material default exists on the part of the Company thereunder.

(e)
The Company has maintained or caused to be maintained, in full force and effect, its rights to its registered Material IP Rights. To the knowledge of the Seller, applications for registration of the Company's Material IP Rights are in good standing, have been filed in a timely manner within the appropriate offices to preserve the rights thereto and assignments have been recorded in favour of the Company to the extent recordation within a timely manner is required to preserve its rights thereto.

1)01    ',`,.-15.474.11)

(f)    Section 3.24(f) of the Disclosure Schedule sets out all material computer programs, databases and software not commercially available to the public but which are currently being used in or with products or services being offered, licensed or sold by the Company and which are material to the Business (the "Material Software"). Except as set out in Section 3.24(f) of the Disclosure Schedule, the Company owns the Material Software free and clear of all Liens other than Permitted Encumbrances. The Material Software includes all the computer programs, databases, software and source codes which are necessary to operate the Business as presently conducted. The Company has in its possession or under its control documentation describing the Material Software in detail sufficient to permit a person of reasonable skill and experience to operate and maintain such Material Software. To the knowledge of the Seller, the Material Software does not contain any third party software or any open source codes.

(g)
All of the Material IP Rights and the Material Software of the Company
developed or created by employees (including former employees) of the Company or pursuant to Contracts with outside consultants or contractors have been assigned to the Company in writing or in another enforceable manner.

(h)
Except as set out in Section 3.24(h) of the Disclosure Schedule, no royalty or other fee is required to be paid by the Company to any other Person for the use of any Material IP Rights and there are no restrictions on the ability of the Company to use and exploit all rights in such Material IP Rights.

i)    Except as set out in Section 3.24(i) of the Disclosure Schedule, no royalty or other fee is required to be paid by the Company to any other Person for the creation, use, reproduction or distribution of the Material Software.
3.25 Books and Records.
All accounting and financial Books and Records have been fully, properly and accurately kept and are complete in all material respects. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to the Company in the Ordinary Course prior to and after Closing.
3.26 Financial Statements.
The Interim Financial Statements and the Prior Year Financial Statements, true and complete copies of which have been made available to the Purchaser, have been prepared from and using the Books and Records in accordance with CiAAP applied on a basis consistent with those of previous interim periods and fiscal years (subject to the exceptions set out in Section 3.26 of the Disclosure Schedule and ordinary year-end adjustments commonly reserved for year-end financial statements) and present fairly in all material respects:

DOCS1 Olt 1 84",1 4 74 J0

(a)    the assets, liabilities, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of the Company;
( b)    the results of operations of the Company; and
(c)    the changes in financial position of the Company,
all as al the dates and for the periods specified in such statements in accordance with GAAP. 3.27 No Undisclosed Liabilities.
Except as set out in Section 3.27 of the Disclosure Schedule or reflected or reserved against in the balance sheet forming part of the Interim Financial Statements, to the knowledge of the Seller the Company has no material liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP (whether absolute, accrued or contingent) other than liabilities and obligations incurred in the Ordinary Course since the Reference Date.
3.28 Insurance.
The Company maintains insurance with reputable insurers in such amounts and covering such risks as is the normal practice in the industry to which the Business belongs. The Company is not in default in any material respect with respect to the payment of any premiums under any insurance policy and, to the knowledge of the Seller, has not failed to present any material claim under any insurance policy in a timely fashion.
3.29 Litigation.
Except as set out in Section 3.29 of the Disclosure Schedule, there are no actions, suits or proceedings, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before any Governmental Authority, current or pending, or, to the knowledge of the Seller, threatened against the Company or the Business.
3.30 Taxes.
Except as set out in Section 3.30 of the Disclosure Schedule:

( a)
The Company has prepared and filed all Tax Returns within the prescribed periods with the appropriate Taxing Authority in accordance with applicable Laws. The Company has reported all material income and all other material amounts and information required by applicable Law to be reported on each such Tax Return.

( b)	The Company has paid, within the prescribed period, all material Taxes which are required to be paid to any Taxing Authority pursuant to applicable Law.
(c)    Adequate provision has been made in the Books and Records for all Taxes payable for all taxable periods ending on or before the Closing Date and where

1 ' )( 4:ti1012 l';4:i4'1 ' 10

no taxable period ends or is deemed to end on or immediately prior to the Closing Date, for all Taxes in respect of any time or event prior to the Closing Date.

(d)
The Company has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate Taxing Authority all such Taxes as and when required by applicable Law.

(e)
There are no proceedings, investigations or audits pending or, to the knowledge of the Seller, threatened against the Company in respect of any Taxes. All income Tax Returns of the Corporation for taxation years ended on or before December 31, 2008 have been assessed by the relevant Taxing Authority.

(f)    The Company has not requested, entered into any agreement or executed any waiver providing for any extension of time within which:

(i)	to file any Tax Return;

(ii)	to file any elections, designations or similar filings relating to Taxes;

(iii)	it is required to pay or remit any Taxes; or

(iv)	any Taxing Authority may assess or collect any Taxes.
The Company has not entered into any agreement with, or provided any undertakings to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person except where the assumption of such liability would not reasonably be expected to have a Material Adverse Effect.
3.31 Environmental Matters.

(a)
To the knowledge of the Seller, the Company is conducting the Business in compliance with all applicable Environmental Laws except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)	To the knowledge of the Seller, except as disclosed in Section 3.31 of the Disclosure Schedule, none of the Owned Properties:

(i)	has been used by the Company as a waste disposal site or as a licensed landfill; or

(ii)
has asbestos, asbestos containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them contrary to Environmental Laws.

29 -

(c)•
Except as set forth in Section 3.31 of the Disclosure Schedule, to the knowledge of the Seller, there are no contaminants located in the ground or in groundwater under any of the Owned Properties contrary to Environmental Laws which would reasonably be expected to have a Material Adverse Effect.

(d)	Except as set out in Section 3.31 of the Disclosure Schedule, since January 1, 2007, the Company has not been required by any Governmental Authority to:

(i)	alter any of the Owned Properties in a material way in order to be in compliance with Environmental Laws in all material respects; or

(ii)	perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any of the Owned Properties.
(e)    To the knowledge of the Seller, the Company has complied in all material respects with the provisions of the Transportation of Dangerous Goods Act (Canada) in handling, offering for transport, transporting or importing any substances which are "dangerous goods" under that Act except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(f)
Section 3.31 of the Disclosure Schedule sets out all material environmental reports, surveys, assessments and other documents in the possession of the Seller or the Company relating to environmental matters affecting the Business or any of the Owned Properties in a material manner (collectively, the "Material Environmental Reports"). True, correct and complete copies of the Material Environmental Reports have been made available to the Purchaser. The Purchaser acknowledges that all matters disclosed in the Material Environmental Reports are considered to be accepted exceptions to this Section 3.31 and will not give rise to any claim for breach of any representation and warranty contained in this Section 3.31.

(g)
This Section 3.31, to the exclusion of the other representations and warranties contained in Article III, sets out in full the representations and warranties made or to be made by the Seller in or pursuant to this Agreement that deal with, refer to or cover any matter relating to Environmental Laws or compliance therewith.

3.32 Employee Matters.
( a)    Except as set out in Section 3.32 of the Disclosure Schedule, there are no collective agreements in force with respect to the Employees, no Person holds any bargaining rights with respect to the Employees and to the knowledge of the Seller, there are no ongoing, and within the past two (2) years there have been no, union certification drives or pending proceedings for certifying a union for the Company.
( b )    There has been no complaint, grievance, claim, proceeding, civil action, work order or investigation filed, made or commenced against the Company in respect of its Employees by any Governmental Authority or other Person which would reasonably be expected to have a Material Adverse Effect.

(c)
Except as set out in Section 3.32 of the Disclosure Schedule, there is no labour strike, picketing, slow down, work stoppage or lock out, existing or pending, against the Company or any of its operations which would reasonably be expected to have a Material Adverse Effect. The Company has not, in the last two (2) years, experienced any labour strike, picketing, slowdown, work stoppage or lock out, or to the knowledge of the Seller, any organizing campaign, by or with respect to its Employees.

(d)
The employees of the Seller that ceased to be employees of the Seller and became Employees of the Company effective as of January 1, 2010, were transitioned to employment with the Company in compliance with all applicable laws and have been employed by the Company on the same or substantially the same terms and conditions as their employment with the Seller. No claims have been asserted by any such Employees against the Seller or the Company with respect to the transfer of their employment and, to the knowledge of the Seller, no such claims have been threatened.

(e)    To the knowledge of the Seller, the Company has complied in all material respects with the provisions of all applicable Laws respecting employment, including employment standards Laws as well as Laws relating to human rights, occupational health and safety, workers' compensation and pay equity.
(f)    All material amounts due or accrued due for all salary, wages, bonuses, commissions and vacation pay have either been paid or are accurately reflected in the financial Books and Records in accordance with GAAP.
(g)    Section 3.32 of the Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of each Employee (identified by employee number only) whether actively at work or not, his or her salary, wage rate, commissions, bonus arrangements, benefits, position, status as full-time or part-time employee, location of employment, length of service and any written employment contracts he or she may have, and whether the Employee is on a leave of absence.
(h)) Except as set ~
out in Section 3.32 of the Disclosure Schedule, the Company does not have any written agreement as to length of notice or severance payment required to terminate any Employee.
(i)    This Section 3.32 and Section 3.33, to the exclusion of the other representations and warranties contained in Article III, set out in full the representations and warranties made or to be made by the Seller in or pursuant to this Agreement that deal with, refer to or cover any matter relating to employment Laws or compliance therewith.

S    t)

3.33 Employee Benefit Plans.
))CST( R: I 5 4 1!,

(a)
Section 3.33 of the Disclosure Schedule sets out a true, correct and complete list of all material retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Company for the benefit of current or former Employees of the Company other than government sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the "Employee Plans").

(b)
Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements of all applicable Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Employee Plan that is required to be registered under applicable Laws is registered with the appropriate Governmental Authorities.

(c)    All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by the Company pursuant to the terms of any Employee Plan, have been paid, deducted, remitted or performed, as the case may be, in a timely fashion except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)	There are no actions, suits, investigations, arbitration or other proceedings pending with respect to the Employee Plans which would reasonably be expected to have a Material Adverse Effect.

(e)	There is no pending termination or winding-up procedure in respect of any of the Employee Plans.
(f)    The Seller has made available to the Purchaser, true, correct and complete copies of each of the following:

(i)	the text of all Employee Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans, all as amended to the date of this Agreement;

(ii)	all materials relating to the Employee Plans distributed to new or existing members of such plan in the last year;

(i)	the most recent actuarial valuation of each Employee Plan for which such valuation is required by applicable Law;

(iv)	the most recent accounting and certified financial statement of each Employee Plan for which such statement is made; and

(iv)	the most recent annual information returns filed with Governmental Authorities in respect of each Employee Plan for which such filing is required by applicable Law.

(g)
No promises or commitments have been made by the Company to amend in any material respect any Employee Plan or to establish any material new benefit plan, except as required by applicable Laws or as set out in Section 3.33 of the Disclosure Schedule.

(h)	Except for the Employee Plans set out in Section 3.33 of the Disclosure Schedule, no Employee Plan has a deficit or solvency deficiency.
(i) The Company does not contribute and is not required to contribute to any multi-employer pension or benefit plan. None of the Employee Plans is a multi-employer pension or benefit plan.
(j)    The liabilities of the Company under any unfunded or underfunded Employee
Plan are properly accrued and reflected in all material respects in the Interim Financial Statements.
3.34 No Brokers' Fees, etc.
Except for the engagement of CIBC World Markets Inc., the cost of which will be borne by the Seller, neither the Seller nor, to the knowledge of the Seller, the Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the Acquisition Agreements.
3.35 Restrictions on Business.
Except as disclosed in Schedule 3.35, the Company is not party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its letters patent, by-laws or directors' or shareholders' resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Law, which could restrict or interfere in any material respect with the conduct of the Business or use of the Assets, or otherwise have a Material Adverse Effect on the aggregate value of the Purchased Shares, the Assets or the financial condition of the Company, other than Laws of general application to Persons carrying on similar businesses.
3.36 Payments to Agencies.

The Company has and will as of the Closing Date have paid in full or provided accruals for all material assessments issued to the Company due prior to the Closing Date by any Governmental Authority, industry-related agency, authority, tribunal or commission, the Property and Casualty Insurance Compensation Corporation or any other similar industry association or organization.
-. 33-
S OR    .47;-2,7--:

3.37 Required Filings, Reports of Examination and Regulatory Files.
The Company has duly filed with appropriate Governmental Authorities, to the extent required by Law to be filed, all annual and quarterly statements and other statements, returns, documents, registrations, reports, filings and submissions required by insurance and other Laws of each jurisdiction where the Company is licensed. All such statements, returns, documents, registrations, reports, filings and submissions are substantially correct as filed, and there are no material omissions therefrom. No Governmental Authority is requesting or requiring that any additional capital be invested in the Company or is disputing the methods by which the Company is establishing compliance with Law. There are no matters or items in any of the Company's regulatory files or KGIC's regulatory files relating to the Business that have not been disclosed to the Purchaser other than such matters and items that would not reasonably be expected to have a Material Adverse Effect.
3.38 No Loans to Directors, Etc.
The Company has no outstanding loans or indebtedness (other than the normal salaries, bonuses, fringe benefits and obligations to reimburse for expenses incurred on behalf of the Company in the ordinary course) which has been made or incurred to any director, officer, shareholder or Employee or to any former director, officer, shareholder or Employee of the Company, or to any Person not dealing at arm's length with the Company (as such term is defined under the Tax Act).
3.39 Contracts or Commitments.
Except as disclosed in Schedule 3.39 or elsewhere in this Agreement, the Company is not party to any Material Contract or any:

(a)	Contract with an unexpired term of three (3) months or more, except in the Ordinary Course;

(b)	continuing Contract or commitment for the purchase of materials, supplies, equipment or services, except in the Ordinary Course;
( C)    Contract or commitment not completed on or before the Reference Date for the purchase or sale of any fixed or capital assets;
(d)    management services agreement;
(e) Contract or commitment to make any gift of any of its property, except donations in the Ordinary Course and in an amount not material to the Business;
trust indenture, mortgage, promissory note, loan agreement or other Contract or agreement for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(g)    undertaking given to any Governmental Authority;
34 -
)(    f ( )1    s    I()

(h)    agreement with any Person with whom the Company was not dealing at arm's length at the time of the entering into of such agreement as determined under the Tax Act;

(i)	Contract, agreement or other instrument which has had a Material Adverse Effect.
True and complete copies of the Contracts and commitments disclosed in Section 3.39 of the Disclosure Schedule have been made available to the Purchaser.
3.40 Guarantees.
Except for the KGIC Claims Reserve, the Company is not a party to or bound by any agreement of guarantee, indemnification or any other like commitment of, or in respect of, the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, other than the obligations of the Company pursuant to all property and casualty insurance contracts, policies, endorsements, binders and certificates written, issued or assumed by the Company.
3.41 Reinsurance.
Except for Reinsurance Treaties between the Company and Affiliates of the Seller (all of which have been commuted on market terms and conditions and all amounts payable pursuant to such commutations have been paid, are accurately reflected in the Books and Records and will be reflected in the Final 2009 Audited Financial Statements) or as otherwise disclosed in Section 3.41 of the Disclosure Schedule:
( a)    no reinsurance transactions have been entered into by the Company in relation to the Business other than ordinary cession of amounts in excess of the Company's risk retention in respect of newly written business or ordinary course facultative reinsurance;
(b)    the Company is not a party to any current reinsurance treaty, or any reinsurance treaty for previous years for which there are open claims, (collectively, the "Reinsurance Treaties") except as disclosed in Section 3.41 of the Disclosure Schedule. All of the Reinsurance Treaties disclosed in Section 3.41 of the Disclosure Schedule are valid, binding and enforceable in accordance with their terms against the subscribing reinsurers party thereto and will be given effect to as bona fide reinsurance treaties with real transfer of risk for all accounting, tax, regulatory, legal and actuarial purposes;

( c)
none of the Reinsurance Treaties is with a reinsurer that has become insolvent or bankrupt or that has entered into any composition agreement with its creditors, or any statutory or judicial proceeding of compromise with its creditors or any similar procedure;

( d)
except as disclosed in Section 3.41 of the Disclosure Schedule, all other reinsurance arrangements for the Company's insurance risks (other than pursuant to reinsurance treaties the respective policy periods of which have

1.R

expired) are pursuant to facultative insurance contracts ("Facultative Contracts") negotiated on a case-by-case basis with reinsurers. No Facultative Contract requires the Company to continue to reinsure any new or other future business with the reinsurer named therein;
(e)    Section 3.41 of the Disclosure Schedule sets out a list of all reinsurers with which the Company currently does business on either a treaty or facultative basis and past reinsurers still responsible for open claims (collectively the "Reinsurers");
(f) the Company is not in default under any of the Reinsurance Treaties or Facultative Contracts and, except for change of control provisions thereunder, the Seller, and to the knowledge of the Seller, the Company is not aware of any circumstances or events that have occurred that would give rise to the right of the Reinsurer to terminate any of the Reinsurance Treaties or Facultative Contracts. To the knowledge of the Seller, prior to Closing as contemplated herein, there are no circumstances or events which are likely to lead to the cancellation or suspension or termination of any Reinsurance Treaty or Facultative Contract;
(g)    the Company does not currently have any disagreements with any Reinsurer with respect to individual claims or interruptions of coverage. All claims involving Reinsurers of which the Company is aware are recorded on the Company's books.
3.42 Assets in Good Condition.
All facilities and equipment currently owned or leased and used by the Company in connection with its Business are in good operating condition having regard to the use and age thereof and the Purchaser acknowledges and agrees that all such facilities and equipment being received by the Purchaser on Closing are on an "as is where is" basis. As of the date of this Agreement, neither the Company nor the Seller has received any written notice that there are any outstanding work orders relating to the facilities or to equipment of the Company from or required by any Governmental Authority nor has the Company or the Seller received any written notice that there are any matters under discussion with any Governmental Authority relating to any such work orders.
3.43 Investments.
The investments of the Company contained in the Investment Portfolio and reflected in the 2009 Audited Financial Statements are in compliance with the requirements of the Insurance Companies Act (Canada) and the Company's prudent person investment policy. The investments of the Company contained in the Investment Portfolio as at the Closing Date will also comply with the requirements of the Insurance Companies Act (Canada) and the Company's prudent person investment policy.

)0(.:s )R 545474,10

3.44 Receivables.

All receivables from agents and brokers to the Company as at December 31, 2009 were then bona fide and good and collectible at their face amounts in the Ordinary Course (subject to no defence for counterclaim or set off) or an adequate reserve for bad debts had been established for them in the Books and Records and will be established in the Final 2009 Audited Financial Statements.
3.45 Brokers.
The Company is in compliance with all applicable Laws, except for acts of non-compliance and breaches which in the aggregate are not material, with respect to its dealings and financial relationships with its brokers and other representatives. Section 3.45 of the Disclosure Schedule sets out all loans to and special financial arrangements with the Company's brokers and representatives, as well as all written contracts with the Company's brokers. Attached as Section 3.45 of the Disclosure Schedule is a list of all written contracts with brokers.
3.46 KGIC Assumption Reinsurance Transaction.
The assumption reinsurance transaction between the Company and KGIC was completed effective as of October 1, 2009 in accordance with the terms of the Business Transfer Agreement, the Assumption Reinsurance Agreement and the Commutation Agreements, and all adjustments provided for in such agreements have been completed and are accurately reflected in the Books and Records of the Company and will be accurately reflected in the Final 2009 Audited Financial Statements.
3.47 Pennsylvania Proceedings.
To the knowledge of the Seller, the proceedings by the Pennsylvania Insurance Department with respect to Lincoln General Insurance Company will not adversely impact the ability of the Seller to complete the transactions contemplated herein and will not have a Material Adverse Effect.
3.48 Seller Resident of Canada.
The Seller is not a "non-resident" of Canada within the meaning of the Tax Act. 3.49 Privacy Laws.
The Company has complied in all material respects with all Privacy Law applicable to it in connection with its collection, use and disclosure of Personal Information. The Company has not received any written complaint or notice of any breach or violation of any applicable Privacy Law. To the knowledge of the Seller, all Personal Information:
has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent was required under applicable Privacy Law);

(c)    assuming the filings, notices and Authorizations referred to in Section 4.6 are
UOCS OI f ‘<-15474 I()
duly and timely made or obtained, result in a breach or a violation of any Law applicable to the Purchaser.
4.5    No Breach of Contracts.
The execution, delivery and performance by the Purchaser of this Agreement and each of the Acquisition Agreements to which it is a party, do not (or would not with the giving of notice or the passage of time) result in a breach or a violation of, or conflict with, any Contract binding on or affecting the Purchaser.
4.6    Required Authorizations.
Other than the Competition Act Approval, the Insurance Companies Act Approvals and the TSX Approval, there is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Authorization of any Governmental Authority as a result of, or as a condition to the lawful completion of, the transactions contemplated in this Agreement or in any of the Acquisition Agreements to which it is a party, except for the filings, notifications and Authorizations set out in Section 4.6 of the Disclosure Schedule.
4.7    Required Consents.
There is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any consent or other similar authorization of, any Person who is a party to a Contract with the Purchaser as a result of, or as a condition to the lawful completion of the transactions contemplated in this Agreement or in any of the Acquisition Agreements to which it is a party.
4.8    Execution and Binding Obligation.
This Agreement and each of the Acquisition Agreements to which the Purchaser is a party have been (or will be) duly executed and delivered by the Purchaser and constitute (or will constitute on the Closing Date) legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.
4.9 Litigation.
Except as set out in Section 4.9 of the Disclosure Schedule, there are no actions, suits or proceedings, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before any Governmental Authority, pending, or, to the knowledge of the Purchaser, threatened against the Purchaser which would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Purchaser or its ability to complete the transactions contemplated in this Agreement or in any of the Acquisition Agreements to which it is a party.
4.10 Investment Canada Act.
The Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act.

39 -

4.11 Availability of Funds.
The Purchaser has cash available or commitments from financial institutions or other investors, as provided to the Seller, sufficient to enable it to complete the transactions contemplated in this Agreement and each of the Acquisition Agreements.
4.12 No Brokers' Fees.
The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or any of the Acquisition Agreements.
4.13 Shareholder Commitments
The Purchaser has requested and has received verbal commitments in favour of the purchase of the Purchased Shares by the Purchaser from shareholders of the Purchaser holding more than 50% of the issued and outstanding common shares of the Purchaser. The Purchaser commits to hold any required meetings of the shareholders of the Purchaser within 60 days of the date of this Agreement.
ARTICLE V — COVENANTS OF THE PARTIES
5.1    Access for Due Diligence.
Subject to compliance with applicable Laws, during the Closing Period, the Seller shall (i) cause the Company to give the Purchaser and its accountants, legal advisers and other representatives, during normal business hours, commercially reasonable access to its personnel, premises, Books and Records, Corporate Records, Tax Returns, Contracts and other Assets; and (ii) provide the Purchaser with such information relating to the Company, the Assets and the Business as the Purchaser may reasonably request.
5.2    Reinvestment of the Investment Portfolio.
During the Closing Period, the Seller shall cause the Company to reinvest any maturing investments in the Investment Portfolio, in treasury bills or such other investments as agreed to by the Parties. The Seller shall not otherwise acquire or dispose of any investments within the Investment Portfolio without the Purchaser's prior written consent.
5.3    Personal Information.
Each Party will comply with all applicable Privacy Laws in the course of collecting, using and disclosing Transaction Personal Information. The Purchaser shall collect Transaction Personal Information prior to Closing only for purposes related to the transactions contemplated by this Agreement and as are necessary to determine whether to proceed with such transactions. During the Closing Period, the Purchaser will not disclose Transaction Personal Information to any Person other than its representatives who are evaluating and advising on the transactions contemplated by this Agreement. If the Purchaser proceeds with the transactions contemplated by this Agreement, the Purchaser will not, following the Closing, without the consent of the

40 -
I)OCSTOR

individuals to whom such Personal Information relates or as permitted or required by applicable Laws, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected prior to the Closing; or

(b)	which does not relate directly to the carrying on of the Business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.
The Purchaser will protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure, as provided by applicable Privacy Laws. The Purchaser will cause its representatives to observe the terms of this Section 5.3 and protect and safeguard Transaction. Personal Information in their possession. If this Agreement is terminated prior to Closing, the Purchaser will promptly deliver to the Seller and the Company all Transaction Personal Information in its possession or in the possession of any of its representatives, including all copies, reproductions, summaries or extracts thereof.
5.4 Confidentiality.
The Seller and the Purchaser have entered into a confidentiality agreement (the "Confidentiality Agreement") dated December 15, 2009 and the Parties agree to comply with such agreement in accordance with its terms.
5.5    Conduct of Business Prior to Closing.

(a)	During the Closing Period, the Seller shall cause the Company to conduct the Business in the Ordinary Course.

(b)
Except as otherwise contemplated in this Agreement, without limiting the generality of Section 5.5(a), during the Closing Period the Company shall not, without the prior written approval of the Purchaser (which approval shall not be withheld except for such conduct which could reasonably be expected to result in a Material Adverse Effect):

(i)    sell, transfer or otherwise dispose of any of the Assets, except in the
Ordinary Course;
i)    make any capital expenditure or commitment to do so in excess, in the aggregate of $250,000;

(iii)	discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $250,000 except in the Ordinary Course;

(iii)	increase its indebtedness for borrowed money or make any loan or advance or assume, guarantee or otherwise become liable with respect to

41 -
)(Si(R -,454,74

the liabilities or obligations of any Person, except in the Ordinary Course or if such indebtedness is to be repaid on or prior to Closing;

(v)
except for payments previously approved by the Seller and accrued for in the Final 2009 Audited Financial Statements, make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a Material Contract;

(v)	remove the auditor, actuary or, except as contemplated herein, any director or terminate any officer or other senior Employee of the Company, except upon prior notice to the Purchaser;

(vi)
grant any increase in the rate of wages, salaries, bonuses or other remuneration of any Employees, except in the Ordinary Course pursuant to a periodic review or as may be required by the terms of a Material Contract;

(vii)	increase the benefits to which Employees are entitled under any benefit plan or create any new Employee Plan;

(viii)	cancel or waive any material claims or rights, except in the Ordinary Course;

(ix)
except for Material Contracts entered into in the Ordinary Course
(including, without limitation, broker contracts and facultative reinsurance contracts), enter into any Material Contract that cannot be terminated without penalty on thirty (30) days' notice or less;

(x)	amend or change its constating documents or by-laws or issue any Common Shares, options, warrants or other securities;

(xi)
declare or pay any dividends (other than the Actual Dividend) or make any other distribution to shareholders or purchase or redeem any securities of the Company or pay any management or like fee to the Seller or to an Affiliate of the Seller;

(xii)	do any other thing which may have a Material Adverse Effect on the transactions contemplated in this Agreement or any of the Acquisition Agreements; or

(xiii)	authorize, agree, or otherwise commit, whether or not in writing, to do any of the foregoing.
(c)    During the Closing Period, the Seller shall cause the Company to:
(i)    confer with one or more designated representatives of the Purchaser regarding any changes to be made to any material operational matters;

i( 'S I ( 11,:    ,    7 4 II)

(ii)
notify and, where applicable, obtain Purchaser's prior approval on any event or circumstance which results or could reasonably be expected to result in a Material Adverse Effect in the Business or in the operation of its properties and of any materially adverse Governmental Authority complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, or submissions involving any material assets or properties of the Company, and keep the Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. The Purchaser shall have the right to review and comment on any such matters that arise;

(ii)
co-operate fully with the Purchaser in connection with any meetings and discussions to be held prior to Closing with regulators, brokers, Reinsurers and ratings agencies and in connection therewith to provide such readily available information and analyses respecting the Company as may be reasonably requested;

(iii)
use Commercially Reasonable Efforts to preserve intact the current business organization of the Company, keep available the services of the present employees and agents of the Company, and maintain good relations with, and the goodwill of, the brokers, other representatives, Reinsurers, suppliers, customers, landlords, creditors and other Persons having business relationships with the Company; and

(iv)
use Commercially Reasonable Efforts to (i) ensure that all reinsurance arrangements of the Company in force at the date hereof in respect of the Business remain in fierce on the same terms for the full term of such arrangement; and (ii) in consultation with the Purchaser, pursue negotiation to renew expiring reinsurance arrangements in the Ordinary Course.

5.6    Actions to Satisfy Closing Conditions.
(a)    The Seller shall take all such actions as are within its power to control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 7.1 including ensuring that during the Closing Period and at Closing, there is no breach of any of its representations and warranties.
(h)    The Purchaser shall take all such actions as are within its power to control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 7.2 including ensuring that during the Closing Period and at Closing, there is no breach of any of its representations and warranties.

1)()( SIOIZ 1

5.7    Transfer of the Purchased Shares.
The Seller shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all Liens.
5.8    Request for Consents.
The Seller, the Company and the Purchaser shall use Commercially Reasonable Efforts to obtain, prior to Closing, all Consents. The Consents shall be on such terms as are acceptable to the Seller and the Purchaser, acting reasonably.
5.9    Filings and Authorizations.
{a)    Each of the Seller and the Purchaser, as soon as practicable after the execution of this Agreement, shall:

(i)
make, or cause to be made, all such filings and submissions under all
Laws applicable to it (including the Insurance Companies Act (Canada), the Competition Act and any other applicable antitrust Laws), as may be required for it to complete the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement and the other transactions contemplated by this Agreement and each of the Acquisition Agreements; and

(ii)
use Commercially Reasonable Efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable in order to complete the transfer of the Purchased Shares and the other transactions contemplated by this Agreement and each of the Acquisition Agreements.

Subject to compliance at all times with applicable Law and the other provisions of this Agreement (including Section 5.3 hereof), the Seller and the Purchaser shall co-ordinate and co-operate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with any Governmental Authority and all notices and correspondence received from any Governmental Authority (except for notices and information which the Seller or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive and which may be filed on a confidential basis; in such circumstances, the notices or information shall be exchanged between outside counsel only).
Without limiting the generality of the foregoing, each of the Seller and the Purchaser shall:
(I)    comply, at the earliest practicable date and after consultation with the other Party, with any request for additional information or documentary material received by it from the responsible Minister under the Investment Canada Act, the Commissioner of Competition or any other antitrust Governmental Authority, as applicable;

R    ()R tI45474 .10

(ii)
co-operate with one another in connection with any filing or other submission aimed at resolving any investigation or other inquiry concerning the transaction contemplated in this Agreement initiated by the responsible Minister under the Investment Canada Act, the Commissioner of Competition, or any other antitrust Governmental Authority, including providing each other with copies of any notifications, filings, applications and/or other submissions in draft form for the other Party to confirm that information contained within is consistent and accurate;

(ii)
use Commercially Reasonable Efforts to cause any applicable waiting periods under the Competition Act, or any other applicable antitrust Law to terminate or expire at the earliest possible date and to obtain any necessary approvals of the transaction contemplated in this Agreement from the Commissioner of Competition, or any other antitrust Governmental Authority; and

(iii)
co-operate with each other in obtaining the TSX Approval and in connection with all matters relating thereto, including using Commercially Reasonable Efforts to provide the Purchaser with all information that is reasonably necessary in connection with obtaining shareholder approval.

5.10 Notice of Untrue Representation or 'Warranty.
During the Closing Period, the Seller shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Seller, upon becoming aware of any representation or warranty contained in this Agreement is incorrect or untrue. Any such notification must set out particulars of the untrue or incorrect representation or warranty. The Party making the representation or warranty shall make a request to amend the relevant section of the Disclosure Schedule and details of any actions being taken by the Seller or the Purchaser, as the case may be, to rectify the matters. The recipient of any such request to amend shall consider the proposed amendment or supplement. In the event that the recipient of any such request to amend agrees in writing to the proposed amendment or supplement, then, and only in that situation, the representations and warranties will be amended or supplemented as proposed in the notice and as agreed to in writing by the Parties.
5.11 Preparation of Tax Returns.
(a)    The Purchaser will cause the Company to prepare and file all Tax Returns for the Company due after the Closing Date in respect of periods ending on or before or which include the Closing Date, which Tax Returns must be prepared and filed on a timely basis consistent with the Company's existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns (to the extent such treatment is reasonable in the circumstances). Not less than thirty (30) days prior to the due date of any such Tax Return, the Purchaser will provide the

45 -
I )( )( S    410

Seller with a substantially final draft of the Tax Return (the "Draft Return"). The Seller and its accountants shall have the right to review the Draft Return and any working papers relating to its preparation. Within ten (10) days after the date that the Seller receives the Draft Return, the Seller will advise the Purchaser in writing that it either:

(i)	agrees that the Draft Return was prepared in accordance with the principles set out above; or

(ii)	does not agree that it was so prepared, in which case the Seller will set out, in reasonable detail, the basis for such disagreement.
(b)    If the Seller notifies the Purchaser of a disagreement pursuant to Section
5.11(a)(ii), the Seller and the Purchaser will attempt to resolve such disagreement; provided, however, that if the Seller and the Purchaser fail to reach agreement, then the disagreement will be resolved by a nationally recognized firm of independent public accountants to be designated by mutual agreement of the Seller and the Purchaser, failing which the firm will be PricewaterhouseCoopers Canada LLP, or if such firm is unable to act, Ernst & Young. The fees and expenses of the accountants in making any such determination will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.
(C)    The Seller will cause the Company to prepare and file all Tax Returns of the
Company due on or prior to the Closing Date, which Tax Returns shall be prepared and filed on a timely basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns.
d)    After the Closing Date, each Party hereto shall provide to each other Party hereto, at such other Party's expense, such information and assistance as is reasonably requested by the other Party for the purpose of completing and filing any Tax Returns, claiming any refunds or credits and responding to, defending against or conducting any action, suit, proceeding, audit, investigation or claim in respect of Taxes.
( e)    Except to the extent the Purchaser may consider to be reasonably required by
Law, the Purchaser shall not, and shall cause the Company to not, amend, rescind or refile any Tax Return or election filed by the Company, or settle any audit, examination or other proceeding in connection with Taxes of or with respect to the Company for any period, or portion thereof, ending on or before the Closing Date or waive any assessment periods.

46 -
1)1    ! ( )IZ 1    1 0

5.12 Access to Books and Records.
The Seller will deliver or cause to be delivered to the Purchaser at Closing all the Books and Records. For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Law, the Purchaser will retain all accounting Books and Records relating to the Company for the period prior to and including the Closing Date, but the Purchaser is not responsible or liable to the Seller for any accidental loss or destruction of, or damage to, any such Books and Records. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement in a format that will reasonably permit reproduction, the Purchaser may destroy originals of such Books and Records if such destruction is not prohibited by applicable Law. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Seller may make copies (at its own expense) of them at any time during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Company. The Purchaser may have its representatives present during any such inspection.
5.13 Director and Officer Indemnities.
Without the prior written consent of the Seller, such consent not to be unreasonably withheld, for a period of at least six (6) years from the Closing Date, the Purchaser shall not permit the Company to amend, repeal or modify any provision in its by-laws or other constating documents relating to the exculpation or indemnification of former officers and directors, it being the intent of the Parties that the officers and directors of the Company prior to the Closing continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law.
5.14 Transition Services Agreement.
The Seller and the Company shall have entered into a transition services agreement (the "Transition Services Agreement") with respect to the services set out on Exhibit 5.14 to this Agreement on or before Closing (which form does not include all of the schedules to the Transition Services Agreement); provided, however, that the Seller and the Company acknowledge and agree to act in good faith and use commercially reasonable efforts to negotiate and settle in definitive form the schedules to the Transition Services Agreement prior to the Closing Date.
5.15 New Lease Agreement.
The Purchaser and the Seller shall cause the Seller and the Partnership to enter into a New Lease Agreement substantially on the terms set out on Exhibit 5.15 to this Agreement on or before Closing; provided, however, that the Seller and the Purchaser acknowledge and agree to act in good faith and use Commercially Reasonable Efforts to negotiate and settle in definitive form such New Lease Agreement prior to the Closing Date.
5.16 Termination of Related Party Agreements and Balances.
Except as set out in Section 5.16 of the Disclosure Schedule, the Seller shall cause the Company and the Seller and its Affiliates, as applicable, to terminate all related party agreements and settle

Wtin    )4 4 10

all related party balances between the Company and the Seller or any of its Affiliates prior to Closing for cash consideration and on other terms acceptable to the Purchaser, acting reasonably, that do not adversely affect the value of the Company. Such termination and settlement shall include, without limitation, the Seller's purchase from the Company of the tax receivable purchased by the Company from KGIC pursuant to the terms of the Business Transfer Agreement.
48 -
5.17 Termination of Related Party Reinsurance.
Except as set out in Section 5.17 of the Disclosure Schedule, the Seller shall cause the Company and the Seller and its Affiliates, as applicable, to enter into one or more commutation agreements, providing for the termination of all Reinsurance Treaties between the Company and the Seller or any of its Affiliates prior to Closing for cash consideration and other terms acceptable to the Purchaser, acting reasonably, that do not adversely affect the value of the Company.
5.18 Non-Competition and Non-Solicitation.

(a)
For a period of three (3) years following the Closing Date, the Seller shall not, directly or indirectly, and shall ensure that its Affiliates do not, either alone or in concert with any Person, underwrite any standard personal lines property and casualty automobile and home insurance through any insurance broker, anywhere in Canada.

(b)
For a period of three (3) years following the Closing Date, the Seller shall not, directly or indirectly, and shall ensure that its Affiliates do not, directly or indirectly, solicit, induce or entice for employment, engagement or retainer, any executive, officer or employee of the Company or otherwise persuade or influence, or in any manner attempt to persuade or influence, any such executive, officer or employee to terminate or discontinue his, her or its employment, engagement or retainer with the Company, to alter his or her relationships with the Company, or to become employed, engaged or retained by any Person other than the Company.

5.19 Corporate Records Deficiencies.
The Seller shall use its best efforts to, and to cause the Company to, rectify any material deficiencies in the Corporate Records prior to Closing.
5.20 Sale of General Partner.
The Parties agree that on Closing, the Seller will, at its option, transfer to the Purchaser, all of the shares in the capital of the General Partner for $1.00 and indemnify the Purchaser for all liabilities of the General Partner and the Partnership, such transfer to include representations and warranties appropriate for a transfer of this type, including those set out on Section 5.20 of the Disclosure Schedule. In the event that the Seller elects not to transfer the General Partner, the Seller shall take all steps necessary to transfer the title to the Hurontario Property to the Purchaser for $1.00 at the expense of the Seller.

5.21 Environmental Remediation.
The Seller hereby covenants and agrees to reimburse the Company forthwith upon request for any amounts expended after the date hereof with respect to environmental remediation required pursuant to the Montreal Building Study provided that such reimbursement shall not exceed in the aggregate $1 million. All requests for reimbursement shall be accompanied with evidence of the completion of the work, including the cost.
5.22 Reinsurance re Lincoln General.

(a)	Prior to Closing, the Seller shall cause the Company to use Commercially Reasonable Efforts to negotiate reinsurance surety agreements between the Company and Lincoln General Insurance Company.

(b)	Following Closing, the Purchaser shall cause the Company to use Commercially Reasonable Efforts to negotiate reinsurance surety agreements between the Company and Lincoln General Insurance Company.
ARTICLE VI — CLOSING
6.1    Date, Time and Place of Closing.
The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Ogilvy Renault LLP, Suite 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario, M5J 2Z4 at 10:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.
6.2    Closing Procedures.
Subject to satisfaction or waiver by the relevant Party of the conditions of Closing, at the Closing, the Seller will deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery the Purchaser will pay or satisfy the Purchase Price in accordance with Section 2.2.
6.3 Non-Merger.
Except as otherwise expressly provided in this Agreement, the covenants, representations, warranties and other provisions of this Agreement will not merge on Closing but will survive (i) the execution, delivery and performance of this Agreement and any related transfer or conveyance documents; (ii) the Closing; and (iii) the payment of the Purchase Price. Notwithstanding such Closing or any investigation made by or on behalf of any Party, this Agreement will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to Damages or other remedies.

49-
OLICS    !'', 45474.10

ARTICLE VII — CONDITIONS OF CLOSING
,)()('ST( it ;,4547
7.1    Conditions in Favour of the Purchaser.
The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:
(a)    Truth of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any Acquisition Agreement to which it is a party shall be true and correct in all material respects as of the Closing Date (unless specified in this Agreement as of a certain date) with the same force and effect as if such representations and warranties had been made on and as of such date and the Seller shall have executed and delivered a certificate of a senior officer to that effect.
( b)    Performance of Covenants. The Seller shall have fulfilled, performed or complied with in all material respects all material covenants contained in this Agreement and in any Acquisition Agreement to which it is a party to be fulfilled, performed or complied with by it at or prior to Closing, and the Seller shall have executed and delivered a certificate of a senior officer to that effect.

(c)
Consents. All Required Consents and Authorizations (including those specifically identified in Sections 7.1(f) and 7.1(g) below) shall have been obtained on terms acceptable to the Purchaser, acting reasonably.

(d)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e)
No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than the Seller, the Purchaser, the Company or any of their respective Affiliates) in any jurisdiction, to enjoin, restrict or prohibit:

(i)	any of the transactions contemplated by this Agreement or any of the Acquisition Agreements;

(ii)	the right of the Purchaser to own the Purchased Shares; or

(i)	the right of the Company to operate the Business after Closing on substantially the same basis as currently operated.
t)    Competition Act. Competition Act Approval shall have been obtained.
( g)    Insurance Approvals. With respect to the Insurance Companies Act (Canada), the Purchaser and Seller shall have obtained all approvals required in connection with the transaction of purchase and sale contemplated in this Agreement, including any and all required approvals of the Minister of Finance (Canada)
50 -

and the Superintendent of Financial Institutions (Canada) (the "Insurance Companies Act Approvals'").

(h)	Actual Dividend. The Actual Dividend (if any) shall have been paid.

(i)
MCT' of 220%. If the MCT of the Company as at December 31, 2009 as determined based upon the Final 2009 Audited Financial Statements is less than 220%, then the Seller shall have injected capital into the Company such that the MCT on December 31, 2009 would have been equal to at least 220% following such injection.

Deliveries. The Seller shall have delivered or caused to be delivered to the Purchaser the following:
(i)    share certificates representing the Purchased Shares registered in the name of the Purchaser, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the Corporate Records as the holder of record of the Purchased Shares;
(ii)    certified copies of:

(A)	the charter documents and by-laws of each of the Seller and the Company;

(A)
the resolutions of the board of directors of each of the Seller and the Company approving the entering into and completion of the transaction contemplated by this Agreement and the Acquisition Agreements; and

(B)	a list of the officers and directors authorized to sign agreements together with their specimen signatures, all in form and substance satisfactory to the Purchaser, acting reasonably;
(iii)    a certificate of status, compliance, good standing or like certificate with respect to the Seller and the Company issued by appropriate government officials of their respective jurisdictions of incorporation and, in the case of the Company, of each jurisdiction in which the Company carries on its business as set out in Section 3.13 of the Disclosure Schedule;
(iv)    the certificates referred to in Section 7.1(a) and Section 7.1(b);
(v)    evidence, satisfactory to the Purchaser, of the release and discharge of the
Liens specified in Section 7.1(j)(v) of the Disclosure Schedule;
(vi) a resignation effective as at the Closing from each director of the Company specified by the Purchaser in writing at least three (3) Business Days prior to Closing;

51 -
1)O( 'S <OR

(vii)	the Escrow Agreement;

(viii)	the Transition Services Agreement;

(ix)	the New Lease Agreement;

(vii)	the Corporate Records; and

(viii)	an opinion of counsel to the Seller and the Company substantially in the form set out in Exhibit 7.1(j)(xi).
7.2    Conditions in Favour of the Seller.
The obligation of the Seller to complete the transactions contemplated in this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement and in any Acquisition Agreement to which it is a party shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(b)
Performance of Covenants. The Purchaser shall have fulfilled, performed or complied with in all material respects all material covenants contained in this Agreement and in any Acquisition Agreement to which it is a party to be fulfilled, performed or complied with by it at or prior to Closing and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(c)
Consents. All Required Consents and Authorizations (including those specifically identified in Sections 7.2(e) and 7.2(f)) shall have been obtained on terms acceptable to the Seller, acting reasonably.

(d)
No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than the Purchaser, the Seller, the Company or any of their respective Affiliates) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or any of the Acquisition Agreements.

e )    Competition Act. Competition Act Approval shall have been obtained.
(1)    Insurance Approvals. The Insurance Companies Act Approvals shall have been obtained.
(g)    Actual Dividend. The Actual Dividend (if any) shall have been paid.

00( SIC *: ;;L5174.10

(h)    Deliveries. The Purchaser shall have delivered or caused to be delivered to the axacs 101: 4517 10
Seller the following:
(i)    certified copies of:

(A)	the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents;

(A)
the resolutions of the shareholders and the board of directors of the
Purchaser approving the entering into and completion of the transactions contemplated by this Agreement and the Acquisition Agreements; and

(B)	a list of its officers and directors authorized to sign agreements together with their specimen signatures, all in form and substance satisfactory to the Seller, acting reasonably;
(ii)    a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its incorporation;
(iii)    the certificates referred to in Section 7.2(a) and Section 7.2(b);
(iv) duly executed releases from the Company and the Purchaser in favour of the Persons specified by the Purchaser pursuant to Section 7.1(j)(vi) substantially in the form set out in Exhibit 7.2(h)(iv);
(v)    the Escrow Agreement;
(vi) the Transition Services Agreement;
(vii) the New Lease Agreement; and
(viii) an opinion of counsel to the Purchaser substantially in the form set out in Exhibit 7.2(h)(viii).
ARTICLE VIII — TERMINATION
8.1 Termination.
This Agreement may be terminated at any time on or prior to the Closing Date:
(a)    by the Purchaser if, at the time of Closing, any of the conditions specified in
Section 7.1 have not been satisfied in full;
by the Seller if, at the time of Closing, any of the conditions specified in Section 7.2 have not been satisfied in full;

(e)    by written agreement of the Parties;

(d)
by either the Purchaser or the Seller, if the Closing has not occurred by April 30, 2010 (other than due to the failure of the Party purporting to exercise this termination right to comply with Section 5.6 of this Agreement), which date may be extended with the written consent of both Parties; or

(e)
by the Seller, if (i) the Purchaser has not delivered to the Seller, on or before February 9, 2010, sufficient evidence that the Purchaser has received into escrow sufficient funds to complete the transactions contemplated herein or (ii) all conditions specified in the TSX Approval have not been satisfied on or before March 26, 2010, provided that in relation to circumstances contemplated in this subsection 8.1(e), the Seller's only termination right arises under this section 8.1(e) and the Seller and its Indemnified Parties right to indemnity, if applicable, is limited as set out in section 9.7(g).

8.2    Effect of Termination.
If this Agreement is terminated pursuant to Sections 8.1(c) or 8.1(d), all obligations of the Parties pursuant to this Agreement will terminate without further liability of any Party to the other Party except for the provision of (i) Section 10.10 relating to expenses; (ii) Section 10.12 relating to public announcements; and (iii) this Section 8.2; provided nothing herein will relieve any Party from liability for any breach of this Agreement occurring before its termination.
8.3    Waiver of Conditions of Closing.
If any of the conditions set forth in Section 7.1 have not been satisfied, the Purchaser may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement and, if any of the conditions set forth in Section 7.2 have not been satisfied, the Seller may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement. Any such waiver and election by the Purchaser or the Seller, as the case may be, will only serve as a waiver of the specific closing condition and the Party which has not been able to satisfy the waived condition will have no liability with respect to that specific waived condition.
ARTICLE IX — INDEMNIFICATION AND REMEDIES
9.1    Indemnification By the Seller.
The Seller shall indemnify and hold harmless the Purchaser and the Company and, to the extent named or involved in any third party action or claim, their respective employees, directors, officers, representatives and related persons (collectively, the "Purchaser Indemnified Persons") against, and shall pay to the Purchaser, the Company and the Purchaser Indemnified Persons, on demand, the amount of any Damages suffered by, imposed upon or asserted against, the Purchaser, the Company or any of the Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

)0( 'S FOR 1X-15474kit)

(a)	any incorrectness or breach of any representation or warranty made by the Seller in this Agreement, unless the Purchaser had actual knowledge of the incorrectness or breach prior to Closing;

(b)	any breach or non-fulfillment by the Seller of any covenant, condition or obligation of the Seller contained in this Agreement;

(c)	any claim made by a third party against the Company that arises from action taken by the Seller or any Affiliate of the Seller, other than the Company; or

(d)
any claim by any Person for brokerage or finder's fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such Person with the Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

9.2    Indemnification by the Purchaser.
The Purchaser shall indemnify and hold harmless the Seller and, to the extent named or involved in any third party action or claim, its employees, shareholders, directors, officers, representatives and related persons (collectively the "Seller Indemnified Persons") against, and shall pay to the Seller and the Seller Indemnified Persons, on demand, the amount of any Damages suffered by, imposed upon or asserted against the Seller or any of the Seller Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a)	any incorrectness or breach of any representation or warranty made by the Purchaser in this Agreement, unless the Seller had actual knowledge of the incorrectness or breach prior to Closing;

(b)	any breach or non-fulfillment by the Purchaser of any covenant, condition or obligation of the Purchaser contained in this Agreement; or

(c)
any claim by any Person for brokerage or finder's fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated in this Agreement.

9.3    Indemnification Procedure: Third Party Claims.
(a)    If any legal proceeding is initiated, or any claim is asserted, by a third party (a
"Third Party Claim") against the Seller, the Company, the Purchaser, a Seller Indemnified Person or a Purchaser Indemnified Person, as the case may be, (the "Indemnified Person") and the Indemnified Person proposes to demand indemnification from a Party (the "Indemnifying Party"), the Indemnified Person shall immediately give notice to that effect to the Indemnifying Party. The failure to give, or delay in giving, such notice will not relieve the Indemnifying Party of its obligations except and only to the extent of any

v.:ti OR 1545474\ Io

prejudice caused to the Indemnifying Party by such failure or delay. From the time the Indemnified Person receives notice of the Third Party Claim, the Indemnified Person shall protect its rights and the rights of the Indemnifying Party in respect of such Third Party Claim.

(b)
After the Closing Date, as between the Parties, the Seller shall exercise at its expense, control over the handling, disposition and settlement of any audit, investigation or similar proceeding in respect of any Taxes due or payable by the Company for which the Seller may be liable or against which the Seller may be required to indemnify the Purchaser (a "Tax Proceeding"). The Purchaser shall notify the Seller in writing promptly upon receiving written notice of any such Tax Proceeding. If the Seller fails, within a reasonable time, to exercise control over the Tax Proceeding, the Purchaser may, in its sole discretion, assume control of the Tax Proceeding at its expense.

(c)
The Indemnifying Party has the right (but not the obligation), by notice to the Indemnified Person given not later than thirty (30) days after receipt of the notice described in Section 9.3(a), to assume control of the defence, compromise or settlement of the Third Party Claim.

{d)    Upon the assumption of control by the Indemnifying Party:
the Indemnifying Party will proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnifying Party's sole cost and expense;

(ii)	the Indemnifying Party will keep the Indemnified Person advised with respect to the defence, compromise or settlement of the Third Party Claim; and

(iii)
the Indemnified Person may retain separate co-counsel at its sole cost and expense, and may participate in the defence of the Third Party Claim (provided the Indemnifying Party will continue to control such defence).

e)    The Indemnifying Party will not enter into any compromise or settlement with respect to a Third Party Claim or a Tax Proceeding without the consent of the Indemnified Person (which consent may not be unreasonably or arbitrarily withheld or delayed) unless the terms of the compromise or settlement require only the payment of money and do not require the Indemnified Person to admit any wrongdoing or take or refrain from taking any action.
(1)    The Indemnified Person shall, at the expense of the Indemnifying Party, co-operate with the Indemnifying Party, make available to the Indemnifying Party all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary or desirable to enable the Indemnifying Party to conduct its defence of the Third Party Claim or to handle, dispose of or settle a Tax Proceeding.

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K''.; [ OR

(g)
If the Indemnifying Party fails to give the Indemnified Person the notice provided in Section 9.3(c), the Indemnified Person may, in its sole discretion, assume control of the defence, compromise or settlement of the Third Party Claim and retain such counsel as it may deem appropriate, the whole at the Indemnifying Party's sole cost and expense.

(h)
If the Indemnified Person assumes control pursuant to Section 9.3(g), any settlement, compromise or other final determination of the Third Party Claim will be binding upon the Indemnifying Party subject to the right of the Indemnifying Party to dispute that indemnification is required pursuant to this Agreement.

9.4    Duty to Mitigate and Subrogation.
(a)    The Indemnified Person must, and nothing in this Agreement in any way is intended to restrict or limit the obligation at law or otherwise of the Indemnified Person to, mitigate any Damages which it may suffer or incur by reason of (i) the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement, or (ii) the occurrence of any indemnifiable event pursuant to the Agreement. The amount of Damages under this Article IX will be determined net of any amounts recovered or recoverable by the Indemnified Person under insurance policies, indemnities, reimbursement arrangements or similar agreements. The Indemnified Person shall take all appropriate steps to seek such recovery. Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.
(b    The Indemnified Person shall, to the extent permitted by Law, subrogate its rights and, to the extent applicable, the rights of the Company relating to any Third Party Claim to the Indemnifying Party and shall make or permit to be made all counterclaims and join to any litigation all other Persons as may be reasonably required by the Indemnifying Party, the whole at the cost and expense of the Indemnifying Party.
(c)    In determining the amount of Damages for which a claim may be made under this Article IX, if a deduction, tax credit, loss carry-over or other amount (each a "Tax Benefit") of the Indemnified Person is utilized to reduce the amount of income, taxable income or Tax payable for any taxation year in which a liability or claim is realized or, but for the utilization of such Tax Benefit, would be realized, the amount of the liability or claim shall be determined without taking into account any such Tax Benefit.

WSIOR 845474M)

9.5    Interest.
Any amount required to be paid by an Indemnifying Party to an Indemnified Person, as applicable, under this Article IX will bear interest at the Applicable Interest Rate accruing on a daily basis from the date on which a demand for payment is made until payment in full.
9.6    Expiry of Liability.
(a)    Except as set out in Sections 9.6(b) and 9.6(c), liability for breaches or non-fulfillment of the representations and warranties of, and the obligations, conditions and covenants to be performed prior to the Closing by, the Seller and the Purchaser contained in this Agreement and in any of the Transaction Documents will terminate at 11:59 p.m. (Toronto local time) on December 31, 2011, except:
in the case of fraud, intentional misrepresentation or deliberate or wilful breach, in which case liability will continue indefinitely; or
(ii)    to the extent that, during such period, the Indemnified Person has given notice to the Indemnifying Party of a claim in respect of any such representation, warranty, obligation, condition or covenant, in which case liability for such representation, warranty, obligation, condition or covenant will continue in full force and effect until the final determination of such claim.
(b)    The representations and warranties of the Seller relating to the liability of the
Company for Taxes including those set forth in Section 3.30 will continue in full force and effect for the benefit of the Purchaser until ninety (90) days after the expiration of the last of the limitation periods contained in the applicable Tax Law to which such representation or warranty relates.
( c)    The representations and warranties contained in Section 3.9 and the Seller's liability in connection therewith will survive indefinitely.
( d )    No Party or other Person shall be entitled to indemnification pursuant to this
Article IX unless such Party or other Person has given written notice of its claim for indemnification pursuant to Section 9.3(a), within the survival periods specified in the foregoing provisions of this Section 9.6.
(e)    The Parties are aware of the provisions of the Limitations Act, 2002 (Ontario)
and agree that (i) this Agreement is a "business agreement" for purposes of that Act, and (ii) to the extent that the provisions hereof are found to be an agreement to vary or exclude a limitation period under that Act, such limitation period shall be deemed to have been suspended, extended, varied and excluded to the extent necessary to give full force and effect to the provisions of this Agreement.

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DOCSTOR: ft-1547-4 10

9.7    Limitations on Liability.
Notwithstanding the foregoing provisions of this Article IX:

(a)
the Seller shall have no liability for indemnification under Article IX of this
Agreement or in any Transaction Documents and no Damages may be recovered from the Seller unless the claims of the Purchaser, the Company or any Purchaser Indemnified Person exceed in the aggregate, $250,000 in which case the liability of the Seller will be limited to the amount by which such claims exceed $250,000;

(b)
the Purchaser shall have no liability for indemnification under Article IX of this
Agreement or in any Transaction Documents and no Damages may be recovered from the Purchaser unless the claims of the Seller or any Seller Indemnified Person exceed, in the aggregate, $250,000 in which case the liability of the Purchaser will be limited to the amount by which such claims exceed $250,000. Notwithstanding the foregoing, in the event the Seller terminates this Agreement in accordance with Section 8.1(e), the Seller shall be entitled to claim for all amounts and shall not be limited to the amount by which such claims exceed $250,000;

(c)
except as provided in Section 9.7(d), the liability of the Seller in respect of claims of the Purchaser, the Company or any Purchaser Indemnified Person for Damages under this Agreement and the Transaction Documents shall not exceed, in the aggregate (and when combined with Section 9.7(d)), thirty-five percent (35%) of the Purchase Price;

( d )    the liability of the Seller in respect of claims of the Purchaser, the Company or any Purchaser Indemnified Purchaser for Damages for breach of the representations and warranties contained in Section 3.9 shall not exceed, in the aggregate (and when combined with Section 9.7(c), one hundred percent (100%) of the Purchase Price;
(e)    the liability of the Purchaser in respect of claims of the Seller or any Seller
Indemnified Person for Damages under this Agreement and the Transaction Documents shall not exceed, in the aggregate, thirty-five percent (35%) of the Purchase Price;
( I)    all indemnity payments to an Indemnified Person shall be, and will be treated in all respects (including with respect to the Tax Returns), as an adjustment to the Purchase Price except as otherwise required by the applicable Tax Law; and
( g)    the liability of the Purchaser for Damages in connection with any termination by the Seller pursuant to section 8.1(e) hereof shall be limited to the Seller's actual out-of-pocket costs, charges or expenses (including amounts incurred but not yet paid) in connection with this Agreement and the transactions contemplated herein.

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9.8    Procedures for Indemnification — Direct Claims.
A claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice (setting out in reasonable detail the factual basis for the claim and the amount of potential Damages arising therefrom) to the Party from whom indemnification is sought within the periods specified in Section 9.6 of this Agreement and will be subject, at all times, to the provisions of Sections 9.4, 9.5, 9.7 and 9.9, mutatis mutandis.
9.9    Exceptions to Indemnification.
Neither the Purchaser, the Company nor any Purchaser Indemnified Person has any claim or other recourse against the Seller nor does the Seller have any liability in connection with:

(a)
any breach of any representation, warranty, obligation, condition or covenant of the Seller in this Agreement or any Transaction Document, which breach relates to facts or matters arising during the Closing Period and which breach was committed by the Seller or the Company as a result of written instructions received from the Purchaser (or any of its representatives); or

(b)	any matter that was the subject of an adjustment as set out in Section 9.9 of the Disclosure Schedule and that would have otherwise given a Party a right to indemnification hereunder.
9.10 Indemnification Sole Remedy.
Subject to Article VIII and except with respect to Sections 5.3, 5.4, 5.12 and 5.18 except as otherwise expressly provided in this Agreement or in any Transaction Document, the indemnifications provided for in this Article IX constitute the sole remedy available to an Indemnified Person with respect to any and all breaches or failures of representations, warranties, covenants, conditions, agreements or obligations contained in this Agreement or in any Transaction Document. In furtherance of the foregoing, each of the Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it may have against the other Parties relating to the subject matter of this Agreement and the Transaction Documents.
9.11 Set Off.
Notwithstanding Section 9.10, to the extent that any amounts are owing to an Indemnified Person, the Indemnified Person shall be entitled to set off any amounts owing to the Indemnifying Party, including any amounts owing to the Indemnifying Party held in escrow pursuant to the Escrow Agreement.
9.12 Agency for Non-Parties.
Each Party hereby accepts each indemnity in favour of its Indemnified Persons who are not Parties as agent and trustee for and on their behalf. A Party may enforce an indemnity in favour of any of that Party's Indemnified Persons on behalf of each such Person.

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ARTICLE X — MISCELLANEOUS

10.1 Notices.
Any notice, consent, waiver or other communication given under this Agreement or any Acquisition Agreement must be in writing and may be given by delivering it (personally or by courier) or sending it by facsimile or other similar permitted form of recorded communication addressed:
(a)    to the Purchaser at:
The Westaim Corporation 212 King Street West Suite 201
Toronto, ON M5H 1K5
Attention:    J. Cameron MacDonald
Facsimile:    (416) 203-0734
with a copy (which does not constitute notice to the Purchaser) to:
Cassels Brock & Blackwell LLP
2100 Scotia Plaza 40 King Street West
Toronto, ON M5H 3C2
Attention:    Gordon P. Goodman
Facsimile:    (416) 350-6936
((b)    to the Seller at:
Kingsway Financial Services Inc. 7120 Hurontario Street
Suite 800
Mississauga, ON L5W 0A9
Attention:    General Counsel
Facsimile:    (905) 696-1763

DM'S    45474,10

with a copy (which does not constitute notice to the Seller) to:
')()('Sr()R
Ogilvy Renault LLP
Suite 3800
Royal Bank Plaza, South Tower
200 Bay Street
P.O. Box 84
Toronto, ON M5J 2Z4
Attention:    Walied Soliman
Facsimile:    (416) 216-3930
Any such communication is deemed to have been delivered and received on the date of delivery or transmission by facsimile or other similar permitted form of recorded communication, as the case may be, if such day is a Business Day and such delivery or transmission was received by the recipient Party prior to 5:00 p.m. (Toronto local time) and otherwise on the next Business Day. Delivery of a notice or other communication by e-mail shall not be considered an effective means of notice for purposes of this Agreement or any Acquisition Agreement. A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.
10.2 Entire Agreement.
This Agreement together with the Acquisition Agreements, the Confidentiality Agreement and all other Transaction Documents delivered at 'Closing constitute the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof; whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, the Acquisition Agreements, the Confidentiality Agreement and the other Transaction Documents delivered at Closing. Neither Party has relied or is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated in this Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.
10.3 Estimates, Projections and Data Room Materials.
a)    In connection with its investigation of the Company, the Business and the
Assets, the Purchaser has received certain estimates, projections and other forecasts as well as business plan and budget information (collectively, "Forward-Looking Information") from the Seller and the Company. The Purchaser acknowledges that (i) there are uncertainties inherent in creating the Forward-Looking Information, (ii) it is fully responsible for making its own evaluation of the adequacy and accuracy of all Forward-Looking Information (including the reasonableness of any underlying assumptions), and (iii) it has and will have no claim against the Seller or the Company with respect thereto.
62 -

(b)
The Seller makes no representation or warranty with respect to the
Forward-Looking Information or any other information provided in any "data room" or pursuant to any management presentation or otherwise, except as expressly provided in this Agreement and the Transaction Documents and the Purchaser acknowledges that it is not relying on such information in any manner whatsoever.

(c)
The Purchaser has conducted, to its satisfaction, an independent investigation of the Business and the operations, assets, liabilities and financial condition of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties of the Seller set out in Article III.

10.4 Amendments.
This Agreement can only be amended, supplemented or otherwise modified by written agreement of the Seller and the Purchaser.
10.5 Waiver.
The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement or deprive a Party of the right, at any time or from time-to-time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.
10.6 Severability.
If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.
10.7 Assignments.
(a)    This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.
(h)    Neither this Agreement nor any of the rights, duties or obligations under this
Agreement is assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

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DOCSIOR: 1.-1574

10.8 Third Party Beneficiaries.
Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of the Company, a Seller Indemnified Person or a Purchaser Indemnified Person is not required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document including any rights of indemnification to which such Person may be entitled.
10.9 Time of the Essence.
Time is of the essence in this Agreement. 10.10 Expenses.
Other than with respect to the Competition Act Approval, the cost of which shall be borne 50% by the Seller and 50% by the Purchaser, up to a maximum of $60,000 in the aggregate, except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein are to be paid by the Party incurring such expenses.
10.11 Further Assurances.
From time-to-time after the Closing, each Party will, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement and each of the Acquisition Agreements.
10.12 Announcements.
No press release or other public announcement with respect to this Agreement or any of the Acquisition Agreements or any transaction contemplated therein is to be made by a Party unless and until the text of the announcement and the time and manner of its release have been approved by the other Party. However, if a Party is bound by Law to make a press release or other public announcement, such Party may do so, notwithstanding the failure of the other Party to approve same, provided (i) the other Party is given at least three (3) Business Days prior written notice of the intention to make such announcement and has a reasonable opportunity to comment on the announcement (except where a Party is bound by Law to make such press release or other public announcement sooner, in which case, provided the other Party is given as much prior written notice as practicable), and (ii) the announcement merely relates the facts and then only to the extent necessary to satisfy the specific legal requirement.

!)O( S FOR S4s474,1()

10.13 Counterparts.
This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile or other means of recorded electronic transmission and such transmission with an acknowledgement of receipt shall constitute delivery of an executed copy of this Agreement to the receiving Party.
[Remainder of page intentionally left blank]

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1)0( STOR: 1545474 1 )

IN WITNESS WHEREOF the Parties have executed this Purchase Agreement.
KINGSWAY FINANCIAL SERVICES INC.

Per: /s/ Colin Simpson
Name: Colin Simpson
Title: President & Chief Executive Officer

Per: /s/ Larry G. Swets, Jr.
Name: Larry G. Swets, Jr.
Title: Executive Vice President

THE WESTAIM CORPORATION

Per: /s/ J. Cameron MacDonald
Name: J. Cameron MacDonald
Title: President & Chief Executive Officer